UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Solicitation Material Pursuant to Rule 14a-11(c) or rule 14a-12

  Hemispherx Biopharma, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PLEASE VOTE!	September 16, 2011

Dear Hemispherx Stockholder:

Attached please find proxy materials for our annual stockholders’ meeting which will be held on Thursday, October 13, 2011, in Philadelphia, PA.  As described on the enclosed proxy, you are able to cast your vote by internet, phone or mail in the following proposals:

Proposal No. 1 – Election of Directors.
Proposal No. 2 – Ratification of selection of Independent Registered Public Accountant.
Proposal No. 3 – Advisory (Non-Binding) vote approving Executive Compensation.
Proposal No. 4 –Amendment of our Certificate of Incorporation to increase the number of Authorized Shares of Common Stock but with restrictions as to the purposes for which such increased Authorized Shares may be utilized.

While Proposals No. 1, 2 and 3 can be passed by a majority of the votes present and participating at the meeting, Proposal No. 4 requires approval by a majority of the total outstanding shares as of the Record Date of August 18, 2011.  By way of contrast, while Proposals No. 1 – 3 could be approved with as little as 27,101,375 positive votes, Proposal No. 4 requires at least 67,753,436 positive votes for approval.

Specific Limitations and Restrictions On Usage Of Newly Authorized Shares

To address a potential concern that additional share issuances may dilute your stock holdings while providing us with additional cash without enhancing stockholder value, the Board has voted to significantly limit the utilization of the newly authorizes shares without further stockholder approval. As discussed in more detail in the Proxy and the “Memorandum of Limitations and Restrictions on Stock Issuances” attached thereto, we would not issueany of the newly authorized shares where such issuance would be primarily for fundraising purposes.  At this time, we have no anticipated near term need to raise additional capital since we had approximately $39.8 million in cash, cash equivalents and marketable securities as of June 30, 2011, and we have the ability to raise additional funds, if needed, through the sale of up to 31,480,000 already reserved shares pursuant to our At-The-Market equity offering program.

Benefits of Additional Authorized Shares

Our Board of Directors believes that the proposed increase in authorized shares of common stock will benefit Hemispherx stockholders by providing flexibility to issue shares of common stock for general and corporate purposes, including a variety of business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval.

Detriment If Additional Shares Are Not Authorized

Our Board believes that there are compelling reasons why we need additional authorized shares.  Without these shares, we could face a significant impediment to our ability to undertake strategic transactions since such actions may be contingent upon our subsequent ability to secure stockholder approval to create the authorized shares.  Such a requirement would put us at a competitive disadvantage.  As a result, if the number of authorized shares is not increased, we may lose out on important corporate opportunities.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND
RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

We emphasize the importance of your vote. If you are a U.S. stockholder, please take a moment to vote your shares via Internet, phone or by mail.  All other stockholders are encouraged to contact their custodian bank or broker at their earliest convenience so the voting of their shares can be recognized and submitted for them.

Important Information for Foreign Stockholders

Hemispherx urges all stockholders who owned shares on August 18, 2011, the Record Date for the Meeting, to vote.  A significant number of stockholders are domiciled in Europe and are less readily accessible for notification purposes.

European banks and brokerage houses do not necessarily forward the Proxy materials to stockholders.  Accordingly, if you are a European stockholder, you most likely will need to contact your bank or broker directly in order to exercise your right to vote.  As we are a Delaware corporation, there is no need for your bank or brokerage house to block your shares.  Banks and brokerage houses simply need to certify the number of shares owned by their clients on August 18, 2011 and cast votes on your behalf by October 11, 2011 (7 pm EDT).

We have posted a copy of the proxy statement and related documents on our website at http://www.hemispherx.net/content/investor/annualMeeting.asp.  For non-U.S. stockholders, we also have posted blank proxy cards in English, French, German and Dutch which they may use to instruct their bank or brokerage house to vote on their behalf.

If you need assistance in voting your shares, Hemispherx suggests that you contact Morrow & Co., LLC, its proxy solicitation agent.  Morrow & Co. can be contacted in the U.S. at 203-658-9400 or in London at +44-207-222-4645.  Stockholders may also contact Dianne Will, Investor Relations for Hemispherx collect at 518-398-6222 or via e mail at ir@hemispherx.net.

We thank you in advance for voting promptly and we thank you for your continued support.

Sincerely,

Board of Directors
Hemispherx Biopharma, Inc.

Corporate Headquarters

One Penn Center, 1617 JFK Blvd, Philadelphia, PA 19103	www.hemispherx.net	t: 215-988-0080	f: 215-988-1739

Manufacturing

783 Jersey Avenue, New Brunswick, NJ 08901	t: 732-249-3250	f: 732-249-6895

HEMISPHERX BIOPHARMA, INC.
1617 JFK Boulevard
Philadelphia, Pennsylvania 19103
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON OCTOBER 13, 2011

To the Stockholders of Hemispherx Biopharma, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders of Hemispherx Biopharma, Inc. (“Hemispherx”), a Delaware corporation, to be held at the Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia Pennsylvania 19103, on Thursday, October 13, 2011, at 10:00 a.m. (EST), for the following purposes:

1.	To elect five members to the Board of Directors of Hemispherx to serve until their respective successors are elected and qualified;

2.
To ratify the selection by Hemispherx’s Audit Committee of McGladrey & Pullen, LLP, independent registered public accountants, to audit the financial statements of Hemispherx for the year ending December 31, 2011;

3.	To approve, by non-binding vote, executive compensation;

4.
To amend Hemispherx’s certificate of incorporation to increase the number of authorized shares of Hemispherx common stock from 200,000,000 to 350,000,000, but limit the purposes for which such increased authorized shares may be utilized;

5.	To transact such other matters as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on August 18, 2011 are entitled to notice of and to vote at the meeting.

A proxy statement and proxy are enclosed.  If you are unable to attend the meeting in person you are urged to sign, date and return the enclosed proxy promptly in the self addressed stamped envelope provided.  If you attend the meeting in person, you may withdraw your proxy and vote your shares.  We also have enclosed our annual report on Form 10-K for the fiscal year ended December 31, 2010 and our quarterly report on Form 10-Q for the period ended June 30, 2011.

By Order of the Board of Directors

\s\ Thomas K. Equels, Secretary
Philadelphia, Pennsylvania
September 16, 2011

YOUR VOTE IS IMPORTANT We urge you to promptly vote your shares by completing, signing, dating and returning your proxy card in the enclosed envelope, or voting by Internet or telephone.

PROXY STATEMENT

HEMISPHERX BIOPHARMA, INC.
1617 JFK Boulevard
Philadelphia, Pennsylvania 19103

INTRODUCTION

This proxy statement is furnished in connection with the solicitation of proxies for use at the annual meeting of stockholders of Hemispherx Biopharma, Inc. (“Hemispherx”, “we” or “us”) to be held on Thursday, October 13, 2011, and at any adjournments.  The accompanying proxy is solicited by the Board of Directors of Hemispherx and is revocable by the stockholder by notifying Hemispherx’s Corporate Secretary at any time before it is voted, or by voting in person at the annual meeting.  This proxy statement and the accompanying proxy are being distributed to stockholders beginning on September 16, 2011.  The principal executive offices of Hemispherx are located at 1617 JFK Boulevard, Suite 660, Philadelphia, Pennsylvania 19103, telephone (215) 988-0080.

Important Notice Regarding the Availability of Proxy Materials for
the 2011 Annual Meeting of Stockholders To Be Held on October 13, 2011

This proxy statement, our 2010 Annual Report on Form 10-K and our June 30, 2011 Quarterly Report on Form 10-Q are available electronically at http://hemispherx.net/content/investor/annualmeeting.asp.

OUTSTANDING SHARES AND VOTING RIGHTS

RECORD DATE; OUTSTANDING SHARES

Only stockholders of record at the close of business on August 18, 2011, the record date, are entitled to receive notice of, and vote at the annual meeting.  As of the record date, the number and class of stock outstanding and entitled to vote at the meeting was 135,506,870 shares of common stock, par value $.001 per share.  Each share of common stock is entitled to one vote on all matters.  No other class of securities will be entitled to vote at the meeting.  There are no cumulative voting rights.

The five nominees receiving the highest number of votes cast by the holders of common stock represented and voting at the meeting will be elected as Hemispherx’s Directors and constitute the entire Board of Directors of Hemispherx.  The affirmative vote of at least a majority of the shares represented and voting at the annual meeting at which a quorum is present is necessary for approval of Proposals No. 2 and 3.  The affirmative vote of at least a majority of the outstanding shares entitled to vote at the annual meeting at which a quorum is present is necessary for approval of Proposal No. 4.

Although the advisory vote on Proposal No. 3 is non-binding, as provided by law, our Compensation Committee will review the results of the votes and will take them into account in making a determination concerning executive compensation and the frequency of such advisory votes.

ADMISSION TO THE MEETING

Stockholders (or their authorized representatives) and our invited guests may attend the meeting.  Verification of stock ownership will be required.  If you own shares in your name or hold them through a broker (and can provide documentation showing ownership as of the end of day on August 18, 2011, the Record Date), you will be permitted to attend.  Stockholders will be admitted to the meeting beginning at 9:30 a.m. EST on October 13, 2011.  Seating is limited.

REVOCABILITY OF PROXIES

If you attend the meeting, you may vote in person, regardless of whether you have submitted a proxy.  Any person giving a proxy in the form accompanying this proxy statement has the power to revoke it at any time before it is voted.  It may be revoked by filing, with the corporate Secretary of Hemispherx at its principal offices, 1617 JFK Boulevard, Suite 660, Philadelphia, PA 19103, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person.

VOTING AND SOLICITATION

Every stockholder of record is entitled, for each share held, to one vote on each proposal or item that comes before the meeting. There are no cumulative voting rights.  By submitting your proxy, you authorize William A. Carter and Thomas K. Equels and each of them to represent you and vote your shares at the meeting in accordance with your instructions.  Messrs. Carter and Equels and each of them may also vote your shares to adjourn the meeting from time to time and will be authorized to vote your shares at any adjournment or postponement of the meeting.

Hemispherx has borne the cost of preparing, assembling and mailing this proxy solicitation material along with related communication with stockholders.  The total cost estimated to be spent and the total expenditures to date for, in furtherance of, or in connection with the solicitation of stockholders is approximately $100,000.  Hemispherx may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners.  Proxies may be solicited by certain of Hemispherx’s Directors, Officers and employees, without additional compensation, personally, by telephone or by facsimile.

We have hired the firm of Morrow & Company LLC to assist in the solicitation of proxies on behalf of the Board of Directors.  Morrow & Company LLC has agreed to perform this service for a proposed fee of $9,000 plus out-of-pocket expenses.

Internet and Telephone Voting

If you have Internet access, you may submit your proxy from any location in the world by following the Internet voting instructions on the proxy card or voting instructions card sent to you.  If you submit your proxy via the Internet, you should not return your proxy card.

You may submit your proxy by following the telephone voting instructions on the proxy card or voting instruction card sent to you.  If you submit your proxy by telephone, you should not return your proxy card.

ADJOURNED MEETING

The Chair of the meeting may adjourn the meeting from time to time to reconvene at the same or some other time, date and place.  Notice need not be given of any such adjournment meeting if the time, date and place thereof are announced at the meeting at which the adjournment is taken.  If the time, date and place of the adjournment meeting are not announced at the meeting which the adjournment is taken, then the Secretary of the Company shall give written notice of the time, date and place of the adjournment meeting not less than ten (10) days prior to the date of the adjournment meeting.  Notice of the adjournment meeting also shall be given if the meeting is adjourned in a single adjournment to a date more than 30 days or in successive adjournments to a date more than 120 days after the original date fixed for the meeting.

TABULATION OF VOTES

The votes will be tabulated and certified by Continental Stock Transfer & Trust Company, our transfer agent.

VOTING BY STREET NAME HOLDERS

If you are the beneficial owner of shares held in “street name” by a broker, the broker, as the record holder of the shares, is required to vote those shares in accordance with your instructions.  If you do not give instructions to the broker, the broker will nevertheless be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (in which case, the shares will be treated as “broker non-votes”).

Pursuant to the New York Stock Exchange Amex (“NYSE Amex”) Rule 452, brokers may not vote uninstructed shares if the matter to be voted on relates to the election of directors.

QUORUM; ABSTENTIONS; BROKER NON-VOTES

The required quorum for the transaction of business at the annual meeting normally is a majority of the shares of common stock entitled to vote at the annual meeting, in person or by proxy.  However, with approximately 40% of our shares being held by persons or organizations in Europe, we had to repeatedly reschedule our 2008 Annual Meeting in an attempt to attain a quorum of voters.  Finally, the Board amended our By-Laws to reduce the quorum for that meeting to 44% in voting power of the outstanding shares of stock and the meeting was held.  Facing the same issue for the 2009 and 2010 Annual Meetings, our Board of Directors again amended our By-Laws to reduce the quorum, solely for that respective year’s Annual Meeting, from a majority to 40% and 33 1/3%, respectively, in voting power of the outstanding shares of stock entitled to vote.

Our Board of Directors again amended our By-Laws to reduce the quorum, solely for the upcoming 2011 Annual Meeting, from a majority to 40% in voting power of the outstanding shares of stock entitled to vote.  Shares that are voted "FOR," "AGAINST" or "WITHHELD FROM" a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as shares represented and voting the votes cast at the annual meeting with respect to such matter.

While there is no definitive statutory or case law authority in Delaware as to the proper treatment of abstentions, Hemispherx believes that abstentions should be counted for purposes of determining both: (i) the presence or absence of a quorum for the transaction of business; and (ii) the total number of votes cast with respect to a proposal (other than the election of Directors).  In the absence of controlling precedent to the contrary, Hemispherx intends to treat abstentions in this manner.  Accordingly, abstentions will have the same effect as a vote against the proposal (other than the election of Directors).

Under current Delaware case law, broker non-votes should not be counted for purposes of determining the number of votes cast with respect to the particular proposal on which the broker has expressly not voted.  Hemispherx intends to treat broker non-votes in this manner.  Thus, a broker non-vote will not affect the outcome of the voting on a proposal, except where passage requires at least a majority of the outstanding shares entitled to vote at the annual meeting.  In such event, a broker non-vote is the same as a vote against.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Proposals of stockholders to be considered for inclusion in the Proxy Statement and proxy card for the 2012 Annual Meeting of Stockholders must be received by the Company’s Secretary, at Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 660, Philadelphia, PA 19103 no later than May 31, 2012 with an anticipated meeting date in October 2012.

Pursuant to the Company’s Restated and Amended Bylaws, all stockholder proposals may be brought before an annual meeting of stockholders only upon timely notice thereof, in writing, to the Secretary of the Company.  To be timely, a stockholder’s notice, for all stockholder proposals other than the nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than sixty (60) nor more than ninety (90) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder’s notice in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of  the date of the annual meeting was made, whichever first occurs.  To be timely, a stockholder’s notice, with respect to a stockholder proposal for nomination of candidates for director, shall be delivered to the Secretary at the principal executive offices of the Company not less than ninety (90) nor more than one hundred twenty (120) days prior to the anniversary date of the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting is called for a date that is not within thirty (30) days before or after such anniversary date, the stockholder’s notice in order to be timely must be so received not later than the close of business on the tenth (10th) day following the day on which such notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made, whichever first occurs.  Provided, however, in the event that the stockholder proposal relates to the nomination of candidates for director and the number of Directors to be elected to the Board of Directors of the Company at an annual meeting is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.  All stockholder proposals must contain all of the information required under the Company’s Bylaws, a copy of which is available upon written request, at no charge, from the Secretary.  The Company reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements.

INFORMATION CONCERNING BOARD MEETINGS

The Board of Directors is responsible for the management and direction of Hemispherx and for establishing broad corporate policies. A primary responsibility of the Board is to provide effective governance over the Company’s affairs for the benefit of its stockholders. In all actions taken by the Board, the Directors are expected to exercise their business judgment in what they reasonably believe to be the best interests of the Company. In discharging that obligation, Directors may rely on the honesty and integrity of the Company’s senior Executives and its outside advisors and auditors.

The Board of Directors and various committees of the Board meet periodically throughout the year to receive and discuss operating and financial reports presented by the Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”) as well as reports by experts and other advisors.  Members of the Board are encouraged to attend Board meetings in person, unless the meeting is held by teleconference.  The Board held four meetings in 2010 and executed nineteen unanimous consents.  All Directors attended these meetings.

In 2010, the non-employee members of the Board of Directors met one time in executive session with no employee Directors or management personnel present.  Dr. William Mitchell is the Director who presided over the meeting.  Interested persons who wish to contact the Lead Director or other non-employee Directors can do so by sending written comments through the Office of the Secretary of the Company at Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 660, Philadelphia, PA 19103.  The Office will either forward the original materials as addressed, or provide Directors with summaries of the correspondence, with the originals available for review at the Directors’ request.

INFORMATION CONCERNING COMMITTEES OF THE BOARD

The Board of Directors maintains the following committees:

Executive Committee

The Executive Committee is composed of Dr. William A. Carter, Chief Executive Officer and Chairman of the Board, Dr. William M. Mitchell, Director, and Thomas K. Equels, Executive Vice Chairman of the Board, Secretary and General Counsel.  The Executive Committee had four informal meetings in 2010.  All Committee members attended these meetings.  The Committee assists the Board by making recommendations to management regarding general business matters of Hemispherx.

Compensation Committee

The Compensation Committee is composed of Dr. Iraj Eqhbal Kiani, Director and Committee Chair, Dr. William M. Mitchell, Director, and Richard C. Piani, Director.  For detailed information on the Compensation Committee and its responsibilities, please see “Compensation Discussion and Analysis” in “Compensation of Executive Officers” below.

Corporate Governance and Nomination Committee

In 2010, the Corporate Governance and Nomination Committee had one formal and three informal meetings and all members were present.  The Corporate Governance and Nomination Committee consists of Dr. William M. Mitchell, Director and Committee Chair, Richard C. Piani, Director, and Dr. Iraj Eqhbal Kiani, Director.  All of the members of the Committee meet the independence standards contained within the NYSE Amex Company Guide and the Hemispherx Corporate Governance Guidelines.  The full text of the Corporate Governance and Nomination Committee Charter as well as the Corporate Governance Guidelines, as approved by the Board, are available on our website: www.hemispherx.net.

As discussed below, the Committee is responsible for recommending candidates to be nominated by the Board for election by the stockholders or to be appointed by the Board of Directors to fill vacancies consistent with the criteria approved by the Board.  It also is responsible for periodically assessing Hemispherx’s Corporate Governance Guidelines and making recommendations to the Board for amendments, recommending to the Board the compensation of Directors, taking a leadership role in shaping corporate governance, and overseeing an annual evaluation of the Board.

The Corporate Governance and Nomination Committee is responsible for identifying candidates who are eligible under the qualification standards set forth in Hemispherx’s Corporate Governance Guidelines to serve as members of the Board.  The Committee is authorized to retain search firms and other consultants to assist it in identifying candidates and fulfilling its other duties.  The Committee is not limited to any specific process in identifying candidates and will consider candidates suggested by stockholders.  In recommending Board candidates, the Committee considers a candidate’s: (1) general understanding of elements relevant to the success of a publicly traded company in the current business environment, (2) understanding of Hemispherx’s business, and (3) diversity in educational and professional background.  The Committee also gives consideration to a candidate’s judgment, competence, dedication and anticipated participation in Board activities, experience, geographic location and special talents or personal attributes.  Stockholders who wish to suggest qualified candidates should write to the Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JKF Blvd., Suite 660, Philadelphia, PA 19103, stating in detail the qualifications of such persons for consideration by the Committee.

The Company aspires to the highest standards of ethical conduct; reporting results with accuracy and transparency; and maintaining full compliance with the laws, rules and regulations that govern the Company’s business.  Hemispherx’s Corporate Governance Guidelines embody many of our policies and procedures which are the foundation of our commitment to best practices.  The guidelines are reviewed annually, and revised if deemed necessary, to continue to reflect best practices.

Disclosure Control Committee

In August 2011, our Board formed the Disclosure Controls Committee (“DCC”).  The DCC reports to the Audit Committee and is responsible for procedures and guidelines on managing disclosure information.

The purpose of the DCC is to make certain that information required to be publicly disclosed is properly accumulated, recorded, summarized and communicated to the Board and management.  This process is intended to allow for timely decisions regarding communications and disclosures and to help ensure that we comply with related SEC rules and regulations.  Robert Dickey, one of our senior Vice Presidents, is the DCC’s Investor Relations Coordinator and Chairperson.  The other members of the DCC are Thomas K. Equels, our General Counsel, Charles Bernhardt, our Chief Financial Officer, William A. Carter, our Chief Science Officer, William Mitchell, one of our Independent Directors. Nancy McGrory is the DCC’s Deputy Investor Relations Coordinator.

Audit Committee and Audit Committee Expert

The Audit Committee of our Board of Directors consists of Richard Piani, Committee Chairman, William Mitchell, M.D. and Iraj Eqbal Kiani, N.D., Ph.D.  Mr. Piani, Dr. Mitchell, and Dr. Kiani are all determined by the Board of Directors to be independent directors as required under Section 121B(2)(a) of the NYSE Amex Company Guide.  We do not have a financial expert as defined in the SEC rules on the committee in the true sense of the description because we believe that Richard Piani, an existing director, has sufficient experience.  Mr. Piani has 40 years experience in business and has served in senior level and leadership positions for international businesses.  His working experience includes reviewing and analyzing financial statements and dealing with financial institutions.  We believe Mr. Piani, Dr. Mitchell, and Dr. Kiani to be independent of Management and free of any relationship that would interfere with their exercise of independent judgment as members of this committee.  The principal functions of the Audit Committee are to (i) assist the Board in fulfilling its oversight responsibility relating to the annual independent audit of our consolidated financial statements and internal control over financial reporting, the engagement of the independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications, independence and performance; (ii) prepare the reports or statements as may be required by NYSE Amex or the securities laws; (iii) assist the Board in fulfilling its oversight responsibility relating to the integrity of our financial statements and financial reporting process and our system of internal accounting and financial controls; (iv) discuss the financial statements and reports with Management, including any significant adjustments, management judgments and estimates, new accounting policies and disagreements with Management; (v) oversight of the functionality related to the newly formed Disclosure Control Committee; and (vi) review disclosures by our independent registered public accounting firm concerning relationships with us and the performance of our independent accountants.

Audit Committee Report

The primary responsibility of the Audit Committee (the “Committee”) is to assist the Board of Directors in discharging its oversight responsibilities with respect to financial matters and compliance with laws and regulations.  The primary methods used by the Committee to fulfill its responsibility with respect to financial matters are:

•	To appoint, evaluate, and as the Committee may deem appropriate, terminate and replace the Company’s independent registered public accountants;
•	To monitor the independence of the Company’s independent registered public accountants;
•	To determine the compensation of the Company’s independent registered public accountants;
•	To pre-approve any audit services, and any non-audit services permitted under applicable law, to be performed by the Company’s independent registered public accountants;
•	To review the Company’s risk exposures, the adequacy of related controls and policies with respect to risk assessment and risk management;
•	To monitor the integrity of the Company’s financial reporting processes and systems of control regarding finance, accounting, legal compliance and information systems;
•	To facilitate and maintain an open avenue of communication among the Board of Directors, Management and the Company’s independent registered public accountants; and
•	Oversight of the DCC to monitor their successful implementation of that Committee’s Charter, policies and procedures.

The Audit Committee is composed of three Directors, and the Board has determined that each of those Directors is independent as that term is defined in Sections 121(B)(2)(a) of the NYSE Amex Company Guide.

The Committee met five times in 2010 and participated in four teleconferences.  Each of the Audit Committee members was present in person or by teleconference for at least 75% of the meetings.

In discharging its responsibilities relating to internal controls, accounting and financial reporting policies and auditing practices, the Committee discussed with the Company’s independent registered public accountants, McGladrey & Pullen, LLP, the overall scope and process for its audit.  The Committee regularly meets with McGladrey & Pullen, LLP, with and without Management present, to discuss the results of its examinations, the evaluations of our internal controls and the overall quality of the Company’s financial reporting.

The Committee also undertook all required discussions with McGladrey & Pullen, LLP during the 2010 fiscal year such matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and other standards of the Public Company Accounting Oversight Board, rules of the SEC and other applicable regulations.  The Committee received from McGladrey & Pullen, LLP the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding McGladrey & Pullen, LLP’s communications with the Audit Committee concerning independence and discussed with McGladrey & Pullen, LLP the independence of their firm.

The Committee has met and held discussions with Management.  The Committee has reviewed and discussed with Management Hemispherx’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2010, as well as the internal control requirements of the Sarbanes-Oxley Act of 2002.

Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report for the year ended December 31, 2010.

This report is respectfully submitted by the members of the Audit Committee of the Board of Directors.
Richard C. Piani, Chairman
Dr. William M. Mitchell
Dr. Iraj Eqhbal Kiani

Strategic Planning Committee

The Strategic Planning Committee is composed of Dr. William A. Carter, Dr. William M. Mitchell, and Thomas K. Equels.  The Committee met informally four times in 2010 and all committee members were in attendance.  The Strategic Planning Committee makes recommendations to the Board of Directors of priorities in the application of Hemispherx’s financial assets and human resources in the fields of research, marketing and manufacturing.

Board Leadership Structure and Role in Risk Oversight

The Board evaluates its leadership structure and role in risk oversight on a periodic basis.  The Board determines what leadership structure it deems appropriate based on factors such as the experience of the applicable individuals, the current business environment of our Company and other relevant factors.  As further discussed below, after considering these factors, the Board determined that continuing to combine the positions of Chairman of the Board and Chief Executive Officer (“CEO”) is the appropriate leadership structure at this time.

The Board currently combines the role of Chairman of the Board with the role of CEO, coupled with a Lead Independent Director position to further strengthen the governance structure.  The Board believes this provides an efficient and effective leadership model for our Company and leverages Dr. Carter’s long tenure with us with his bio-pharmaceutical knowledge.  The Board believes that combining the Chairman and CEO roles fosters clear accountability, effective decision-making and consistency in strategy.

Lead Independent Director.  To mitigate the consolidation of these two leadership positions in one individual, the Board has established a strong, independent, clearly-defined Lead Independent Director role.  Richard C. Piani is the Lead Independent Director.  Mr. Piani has been a Director of the Company since 1995.

The Lead Independent Director presides at all meetings of the Board at which the Chairman is not present and serves as liaison between the Chairman and the Independent Directors; is involved in establishing the agendas for meetings of the Board of Directors, including the nature of information presented at such meetings; and has the authority to call meetings of the Independent Directors.  In August 2011, the role of the Lead Independent Director was enhanced to include the following duties:

1.	determining the appropriate schedule of Board meetings after consultation with the CEO, Chairman of the Board and other Board members, as necessary;
2.	consulting with the CEO, Chairman of the Board and other Board members on the agenda for the Board along with oversee the preparation of the agenda;
3.
assessing the quality, quantity and timeliness of the flow of information from the Company’s Management to the Independent Directors to ensure that it is sufficient for the Independent Directors to satisfy their duties;

4.	directing Management to include in the materials prepared for the Board any materials that the Lead Independent Director deems important;
5.	coordinating with the Chairman of the Corporate Governance and Nomination Committee to oversee compliance with and implementation of the Company’s corporate governance policies;
6.
coordinating, approving the agenda for, and moderating executive sessions of the Board’s Independent Directors, and acting as principal liaison between the Independent Directors and the Chairman of the Board and/or CEO on sensitive issues; and

7.	assisting the Chairman of the Compensation Committee in his evaluation of the CEO’s performance.

In addition and on an as needed basis, the Board of Directors holds executive sessions of the Independent Directors to assure effective independent oversight.  In 2010, the three Independent Directors met in sessions related to the Audit, Compensation and Corporate Governance and Nomination Committees.

The Board is also responsible for oversight of our risk management practices while Management is responsible for the day-to-day risk management processes.  Our Executive Management team evaluates enterprise risks and shares their assessment of such risks with the Audit Committee or the full Board for oversight.  In addition, financial risks and our internal control environment are overseen by the Audit Committee and the Compensation Committee considers how risks taken by Management could impact the value of executive compensation.

Code of Ethics and Business Conduct

Hemispherx’s Board of Directors adopted a code of ethics and business conduct for Officers, Directors and employees that went into effect on May 19, 2003 and was amended on October 15, 2009.  This code has been presented and reviewed by each Officer, Director, employee, agent and key consultant.  You may obtain a copy of this code by visiting our web site at www.hemispherx.net or by written request to our Office Administrator at 1617 JFK Boulevard, Suite 660, Philadelphia, PA  19103.  Our Board of Directors is required to approve any waivers of the code of ethics and business conduct for Directors or executive Officers and we are required to disclose any such waiver in a Current Report on Form 8-K within four business days.

Stock Ownership Guidelines

In April 2005, the Board of Directors adopted a set of stock ownership guidelines for Directors and Officers.  The Board believes that Directors and Officers more effectively represent the interest of Hemispherx’s stockholders if they are stockholders themselves.  At this time, all of our Directors and Officers are stockholders and this guideline was adopted to assure that the present Directors and Officers continue to participate as well as future Directors and Officers.  The full text of the Stock Ownership Guidelines, as approved by the Board, is available on our website: www.hemispherx.net.

Communication with the Board of Directors

Interested parties wishing to contact the Board of Directors of the Company may do so by writing to the following address: Board of Directors, c/o Thomas K. Equels, Corporate Secretary, 2601 S. Bayshore Dr., Suite #600, Miami, FL  33133.  All letters received will be categorized and processed by the Corporate Counsel or Secretary, and then forwarded to the Company’s Board of Directors.

Director Attendance at Annual Meetings of Stockholders

Directors are encouraged, but not required, to attend the Annual Meeting absent unusual circumstances, although we have no formal policy on the matter.  The only Directors who attended the 2010 Annual Meeting were Dr. Carter and Mr. Equels.

INFORMATION CONCERNING EXECUTIVE OFFICERS

The following sets forth biographical information about Hemispherx’s executive Officers and key personnel:

Name	Age	Position

William A. Carter, M.D.	73	Chairman of the Board, Chief Executive Officer and Chief Science Officer

Thomas K. Equels	59	Executive Vice Chairman of the Board, Secretary and General Counsel

Charles T. Bernhardt, CPA	50	Chief Financial Officer and Chief Accounting Officer

David R. Strayer, M.D.	65	Medical Director, Regulatory Affairs

Robert Dickey IV	55	Senior Vice President

Wayne Springate	40	Senior Vice President of Operations

Ralph C. Cavalli, Ph.D.	53	Vice President of Quality Control

For biographical information about William A. Carter, M.D and Thomas K. Equels, please see the discussion under the heading “Proposal No. 1 Election of Directors”.

CHARLES T. BERNHARDT is a Certified Public Accountant who has served as our Chief Financial Officer and Chief Accounting Officer since January 1, 2009.  He attained an undergraduate in Accountancy from Villanova University and received a Masters Degree in Business Administration from West Chester University of Pennsylvania.  Mr. Bernhardt was formally the Director of Accounting for Healthcare Division of Thomson Reuters, where he was responsible for their accounting operations including the Physicians’ Desk Reference business and shared financial services for the Healthcare and Scientific Divisions from 2006 to 2008.  He was also the Regional Controller for Comcast Cable during 1999 to 2002, Director of Finance for TelAmerica Media from 2003 to 2006 and, earlier in his career, a member of the Internal Audit management teams of ICI Americas/Zeneca (currently AstraZeneca Pharmaceuticals) and American Stores Corporation.  In 1986, he became a C.P.A. licensed in Pennsylvania and New Jersey while with public accounting’s “Big Four” firm of KPMG.

DAVID R. STRAYER, M.D. has acted as our Medical Director since 1986.  He has served as Professor of Medicine at the Medical College of Pennsylvania and Hahnemann University from 1987 to 1998.  Dr. Strayer is Board Certified in Medical Oncology and Internal Medicine with research interests in the fields of cancer and immune system disorders.  He has served as principal investigator in studies funded by the Leukemia Society of America, the American Cancer Society, and the National Institutes of Health.  Dr. Strayer attended the School of Medicine at the University of California at Los Angeles where he received his M.D. in 1972.

ROBERT DICKEY IV has served as Senior Vice President since June 2009.  He has approximately 15 years of experience in biotech management as a CFO, COO and CEO following a career as an investment banker.  His experience spans startups to revenue stage companies involved in cancer and CNS drug development, transplantation and computational drug design.  Mr. Dickey has specific expertise in fund raising, business development, project management, restructuring and international operations.  Previously he spent 18 years as an investment banker, 14 of those at Lehman Brothers, with his background evenly split between M&A and capital markets transactions across a variety of industries.  He has an undergraduate degree from Princeton University and an MBA from The Wharton School, University of Pennsylvania.

WAYNE S. SPRINGATE is Senior Vice President of Operations and joined Hemispherx in 2002 as Vice President of Business Development.  Mr. Springate came on board when Hemispherx acquired Alferon N Injection® and its New Brunswick, NJ manufacturing facilities.  He led the consolidation of our Rockville facility to our New Brunswick location as well as coordinated the relocation of manufacturing polymers from South Africa to our production facility in New Brunswick.  He was also responsible for preparing and having a successful Preapproval Inspection by the FDA for our New Brunswick manufacturing plant in connection with the filing of our Ampligen® NDA.  Currently he is managing a capital improvement budget to enhance our Alferon® facility in accordance with current Good Manufacturing Practice (“cGMP”). Previously, Mr. Springate served as President for World Fashion Concepts in New York and oversaw operations at several locations throughout the United States and overseas.  Mr. Springate assists the CEO in details of operations on a daily basis and is involved in all aspects of manufacturing, warehouse management, distribution and logistics.

RALPH CHRISTOPHER CAVALLI, Ph.D. was named Vice President of Quality Control effective April 15, 2010.  Dr. Cavalli most recently served as Director of Quality Control at the Company’s New Brunswick, NJ manufacturing facility.  He is currently responsible for manufacturing Alferon® Purified Drug Concentrate and active pharmaceutical ingredients for Ampligen® along with overseeing our Quality Control (“QC”) Department to continue our Good Laboratory Practices and Good Manufacturing Practices.  Prior to joining Hemispherx, Dr. Cavalli served as Senior Director of Manufacturing Operations at Cytogen Corporation from 2006 until 2009, where he was responsible for the manufacture of Cytogen’s three commercial products.  From 1999 until 2006, he initially worked at Discovery Laboratories as Associate Director of Analytical Services and then ultimately as Senior Director of Analytical and Technical Services, for which he was responsible for Quality Control and Process Development.  Dr Cavalli received a Ph.D. in Chemistry from Temple University in Philadelphia, PA.

RUSSEL J. LANDER, Ph.D. was our Vice President of Process and Analytical Development during 2010 and through July 15, 2011.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our policy is to require that any transaction with a related party required to be reported under applicable Securities and Exchange Commission (“SEC”) rules, other than compensation related matters and waivers of our code of business conduct and ethics, be reviewed and approved or ratified by a majority of independent, disinterested Directors.  We have adopted procedures in which the Audit Committee shall conduct an appropriate review of all related party transactions for potential conflict of interest situations on an annual and case-by-case basis with the approval of this Committee required for all such transactions.

We have employment agreements with certain of our executive Officers and have granted such Officers and Directors options and warrants to purchase our common stock, as discussed below under the heading, “Compensation of Executive Officers and Directors”.

Thomas K. Equels was elected to the Board of Directors at the Annual Stockholders Meeting on November 17, 2008, was named Co-General Counsel on May 15, 2009 and became sole General Counsel on January 1, 2010.  Mr. Equels has provided external legal services to us for several years through May 31, 2010 and his firm continues to support the Company.  For 2010, we paid Mr. Equels’ law firm $729,000 for services rendered.  On June 11, 2010, Mr. Equels was appointed as Executive Vice Chairman of the Board in addition to his existing duties as Secretary and General Counsel.

For her part-time services to us as Assistant Medical Director Kati Kovari, M.D. was paid $26,000 in 2010.  Dr. Kovari is the spouse of W. A. Carter, our CEO.

We paid Retreat House, LLC $123,200 in 2010 for the use of the property at various times for off-site meetings and lodging.  The property in question was owned individually by Dr. William A. Carter through April 28, 2010, at which time it was transferred to Retreat House, LLC, a Virginia limited liability company that is owned by three of the children of William A. Carter and a Senior Primary Revocable Trust in which William A. Carter is the Trustee.  Dr. Carter also is the Manager of Retreat House, LLC.  It had been previously reported by the Company that Retreat House, LLC was an entity wholly owned by the five children of our CEO, William A. Carter and that Retreat House LLC was owner of the property since 2004; these statements were inaccurate.

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires our Officers and Directors, and persons who own more than ten percent of a registered class of equity securities, to file reports with the Securities and Exchange Commission reflecting their initial position of ownership on Form 3 and changes in ownership on Form 4 or Form 5.  Based solely on a review of the copies of such Forms received by us, we found that, during the fiscal year ended December 31, 2010, certain of our Officers and Directors had not complied with all applicable Section 16(a) filing requirements on a timely basis with regard to transactions occurring in 2010.  Specifically, Dr. Carter filed two Forms 4 late concerning his receipt of Options and one Form 4 late related to a donation of stock; Mr. Equels and Mr. Bernhardt each filed one Form 4 late concerning their receipt of Options; and Mr. Lander filed late an initial Form 3 and one Form 4 concerning five transactions.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

This discussion and analysis describes our executive compensation philosophy, process, plans and practices as they relate to our “Named Executive Officers” (“NEO”) listed below and gives the context for understanding and evaluating the more specific compensation information contained in the narratives, tables and related disclosures that follow:
•	Dr. William A. Carter, Chief Executive Officer (“CEO”) and Chief Science Officer (“CSO”);
•	Charles T. Bernhardt, Chief Financial Officer (“CFO”) & Chief Accounting Officer (“CAO”);
•	Thomas K. Equels, General Counsel (effective June 1, 2010);
•	Dr. David Strayer, Chief Medical Officer (“CMO”) and Medical Director;
•	Robert Dickey, IV, Senior Vice President (“S.V.P.”);
•	Russel J. Lander, former Vice President (“V.P.”) of Process and Analytical Development (during 2010 and 2011 until July 15, 2011); and
•	Wayne S. Springate, Senior Vice President (“S.V.P.”) of Operations (effective May 1, 2011).

Overview of Our Business Environment

Hemispherx is a specialty pharmaceutical company based in Philadelphia, Pennsylvania and engaged in the clinical development of new drug therapies based on natural immune system enhancing technologies for the treatment of viral and immune based chronic disorders.  We were founded in the early 1970s doing contract research for the National Institutes of Health.  Since that time, we have established a strong foundation of laboratory, pre-clinical and clinical data with respect to the development of natural interferon and nucleic acids to enhance the natural antiviral defense system of the human body and to aid the development of therapeutic products for the treatment of certain chronic diseases.

Our current strategic focus is derived from four applications of our two core pharmaceutical technology platforms Ampligen® and Alferon N Injection®.  The commercial focus for Ampligen® includes application as a treatment for Chronic Fatigue Syndrome (“CFS”) and as an influenza vaccine enhancer (adjuvant) for both therapeutic and preventative vaccine development.  Alferon N Injection® is a FDA approved product for refractory or recurring genital warts.  Alferon® LDO (Low Dose Oral) is a formulation currently under development targeting influenza.  Two clinical studies have recently been initiated and are currently enrolling patients where Ampligen® is being tested as a vaccine adjuvant for the treatment of breast and ovarian cancers.

Governance

The Compensation Committee consists of the following three directors, each of whom is “independent” under applicable NYSE Amex rules, a “Non-Employee Director” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, as amended, and an “Outside Director” as defined under the treasury regulations promulgated under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”): Dr. William Mitchell, M.D., Richard C. Piani, and Dr. Iraj E. Kiani, N.D.  The Compensation Committee makes recommendations concerning salaries and compensation for senior management and other highly paid professionals or consultants to Hemispherx.  The full text of the Compensation Committee Charter, as approved by the Board, is available on our website: www.hemispherx.net in the “Investor Relations” tab under “Corporate Governance”.  This Committee met one time in 2010 and all committee members were in attendance.  Our Chief Financial Officer and the Director of Human Resources support the Compensation Committee in its work.

Process

Our Compensation Committee is responsible for determining the compensation of our NEO included in the “Summary Compensation Table” below.  For purposes of determining compensation for our NEO, our Compensation Committee takes into account the recommendation of our Chief Executive Officer.  The Compensation Committee is also responsible for overseeing our incentive compensation plans and equity-based plans, under which stock option grants have been made to employees, including the NEO, as well as non-employee Directors and strategic consultants.

The following table summarizes the roles of each of the key participants in the executive compensation decision-making process:

Compensation Committee	• Fulfills the Board of Directors' responsibilities relating to compensation of Hemispherx’ NEO, other non-officer Executives and non-Executives.
• Oversees implementation and administration of Hemispherx’ compensation and employee benefits programs, including incentive compensation and equity compensation plans.

•  Reviews and approves Hemispherx’ goals and objectives and, in light of these, evaluates each NEO's performance and sets his annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.
•  Reviews and approves compensation for all other non-officer Executives of Hemispherx including annual base salary, annual incentive opportunity, long-term incentive opportunity and any special/supplemental benefits or payments.
•  In consultation with the CEO and CFO, reviews the talent development process within Hemispherx to ensure it is effectively managed and sufficient to undertake successful succession planning.
•  Reviews and approves employment agreements, severance arrangements, issuances of equity compensation and change in control agreements.

Chairman and CEO	• Presents to the Compensation Committee the overall performance evaluation of, and compensation recommendations for, each of the NEO and other non-officer Executives.

CFO as well as	• Report directly or indirectly to the Chief Executive Officer.
Director of	• Assist the Compensation Committee with the data for competitive pay and benchmarking purposes.
Human Resources	• Review relevant market data and advises the Compensation Committee on interpretation of information, including cost of living statistics, within the framework of Hemispherx.
• Inform the Compensation Committee of regulatory developments and how these may affect Hemispherx’ compensation program.

Objectives and Philosophy of Executive Compensation

The primary objectives of the Compensation Committee of our Board of Directors with respect to Executive compensation are to attract and retain the most talented and dedicated Executives possible, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives, and to align Executives' incentives with stockholder value creation.  To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of Executives' overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our products, the identification and advancement of additional products and the performance of our common stock price.  The Compensation Committee evaluates individual Executive performance with the goal of setting compensation at levels the Committee believes are comparable with Executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance and our own strategic goals.

Use of Compensation Data

Our compensation plans are developed by utilizing publicly available compensation data for national and regional companies in the biopharmaceutical industry as well as web sites that specialize in compensation and/or employment data.  We believe that the practices of this group of companies and/or data obtained from employment industry organizations, provide us with appropriate compensation benchmarks necessary to review the compensation recommendations by the CEO, CFO and/or Human Resources Department.  While not utilized in 2009 or 2008 due to our maintaining Base Salary at existing levels with the exception of cost of living adjustments, in 2010 we utilized web based organizations and data bases to help us analyze compensation data and compare our programs with the practices of the similar national and/or regional companies represented in the biopharmaceutical industry.

Elements of Executive Compensation

The Compensation Committee has adopted a mix among the compensation elements in order to further our compensation goals.  The elements include:
•	Base salary (impacted by cost of living adjustments);
•	Variable compensation consisting of a cash bonus based upon individual and corporate performance;
•	Long-term bonus incentive programs consisting of the Goal Achievement Program and Employee Bonus Pool Program;
•	Stock option grants with exercise prices set in excess of fair market value at the time of grant;
•	Stock option grants that have expired for current employees are renewed for a ten year term at the same exercise price of the original option grants;
•	Future non-executive employee compensation could include Company Common Stock, either restricted or unrestricted, up to the rate of 50% of their total Base Salary.

At our 2010 Annual Stockholder Meeting, we had on the ballot, for the first time, a non-binding resolution for stockholders to approve Elements of Executive Compensation.  At that meeting, while approximately 43% of stockholders voting at the meeting voted to “Approve” and approximately 41% voted “Not To Approve” Executive Compensation, in taking into account the remaining “Abstentions” as the equivalent of Not To Approve votes, the stockholders effectively did not approve Executive Compensation.

The Compensation Committee reviewed the result of the vote on the non-binding resolution causing them to reflect on the various elements of the 2010 executive compensation program.  While it remains the goal of the executive compensation program to support long-term value creation, the Committee moved to enhance the program to better align the compensation options with our stockholders’ interests in supporting long-term value creation.  Accordingly, two elements have been added to the executive compensation plan:

•
Stock option grants that have expired for current employees are renewed for a ten year term at the same exercise price of the original option grants, rather than at an exercise price related to the then current market price;

•	Future non-executive employee compensation could include Company Common Stock, either restricted or unrestricted, up to the rate of 50% of their total Base Salary.

Executive compensation currently consists of the following elements:

Base Salary

Base salaries for our Executives are established based on the scope of their responsibilities, taking into account competitive market compensation paid by other companies for similar positions.  Generally, we believe that Executive base salaries should be targeted near the median of the range of salaries for executives in similar positions with similar responsibilities at comparable companies, in line with our compensation philosophy.  For those NEO with employment agreements, base salary is determined and set forth in the agreement and the Compensation Committee reviews the base salary prior to renewal of such agreement.  Base salaries for the other NEO are normally reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience.  While this review process would normally occur in the fourth quarter of each year, it was not undertaken as a formal process during each of the years from 2008 through 2011 base salaries.  However after analysis of overall Company compensation, the Committee authorized a non-discriminatory and universally applied cost of living increase to the base salaries of all full-time employees of record effective July 1, 2009, January 1, 2010 and December 31, 2010.  In 2010, modifications were made to the Base Salary of NEO for which employment agreements were modified or renewed.  Additional changes to our NEO’s base salaries could be undertaken in a future determination by the Compensation Committee at its discretion.  In this regard, in June 2010, we entered into amended and restated agreements with Dr. Carter, and an employment agreement with Mr. Equels, pursuant to which, Mr. Equels acts as our General Counsel, Secretary and Executive Vice Chairman of the Board of  Directors.  These employment agreements were further amended in July 2010.  Additionally, Mr. Dickey’s employment agreement was amended in February 2010 and renewed in September 2010, and Mr. Bernhardt entered into an employment agreement in December 2010 as our Chief Financial Officer and Chief Accounting Officer.  Mr. Springate’s employment agreement was revised and renewed effective May 1, 2011 with no effective change to his Base Salary.

Annual Bonus

Our compensation program includes eligibility for an annual performance-based cash bonus in the case of all NEO and certain senior, non-officer Executives.  The amount of the cash bonus depends on the level of achievement of the stated corporate, department, and individual performance goals, with a target bonus generally set as a percentage of base salary.  As provided in their respective employment agreement, during the year ended December 31, 2010, the following NEO were eligible for an annual performance bonus based of their salaries, the amount of which, if any, is determined by the Board of Directors in its sole discretion based on the recommendation of the Compensation Committee:
•	Dr. William Carter, Chairman, CEO and Chief Science Officer (bonus opportunity up to 25%);
•	Thomas Equels, General Counsel, Secretary and Executive Vice Chairman of the Board (bonus opportunity up to 25%);
•	Charles Bernhardt, Chief Financial Officer and Chief Accounting Officer (bonus opportunity up to 25%); and
•	Wayne Springate, Senior V.P. of Operations (bonus opportunity up to 20% for 2010 and 25% for 2011).

The Compensation Committee utilizes annual incentive bonuses to compensate NEO and certain senior, non-officer executives (the “Executive Team”) for attainment or success towards overall corporate financial and/or operational goals along with achieving individual annual performance objectives.  These objectives will vary depending on the individual Executive, but generally relate to strategic factors such as establishment and/or maintenance of key strategic relationships, development of our products, identification, research and/or development of additional products, enhancing financial factors such as raising capital, cost containment and/or improving the results of operations.  The Compensation Committee, in light of established individual and Company-wide goals and objectives, evaluated the performance of each NEO, key executive and consultant in order to determine each respective annual incentive opportunity included an analysis by the Compensation Committee that provides the following information:

1.	The Company-wide goals & objectives along with individual performance goals for each NEO used to determine annual bonuses for the fiscal year;
2.	How each goal individually or in totality was weighted, if applicable, to the extent that any of the performance goals were quantitative and/or quantitative measurable;
3.	The threshold, target, and maximum levels of achievement of each performance goal, if applicable;
4.	The intended relationship between the level of achievement of Company-wide performance goals and the amount of bonus to be awarded;
5.	The intended relationship between the level of achievement of each NEO’s individual performance goals and the amount of bonus to be awarded;
6.	The evaluation by the Committee of the level of achievement by each NEO of the Company-wide and individual performance goals applicable to him individually;
7.	If applicable, whether the Committee reviewed any report(s) from compensation consultant(s);
8.	How this level of achievement translated into the actual bonuses awarded for the 2010 fiscal year;
9.	The adequate disclosure of the percentage of base salary awarded in the form of an incentive bonus to each NEO as a result of their or the Company’s performance; and
10.	If applicable, how the Company’s compensation policies and practices relate to the Company’s risk management.

The Compensation Committee also undertook the initial steps to establish goals and objectives for the Executive Team regarding possible bonuses for the year ending December 31, 2010.  On an overall basis, all bonus eligible member of the Executive Team would share the following Company-wide goals:

A.	Continued productive interaction with the FDA concerning issues necessary for approval of Ampligen® for CFS;
B.	FDA approval of Ampligen® for CFS and/or confirmatory clinical study;
C.	Continued productive interaction with the FDA concerning issues necessary for approval of Ampligen® for CFS and/or confirmatory clinical;
D.	The start of confirmatory clinical trial for CFS as necessary towards obtaining FDA approval;
E.	A country by country strategic plan for Ampligen® to be submitted and approved by the Board;
F.	An overall strategic plan for marketing and partners for Ampligen® and Alferon® to be submitted to the Board;
G.	An overall strategic plans for the marketing and partners for Alferon® to be submitted to the Board;
H.	Continued development of microbiological enhancement of vaccines requiring Ampligen®;
I.	Success in the protection of Company Intellectual Property;
J.	Continued development of Alferon® LDO;
K.	Continued development of Ampligen® for flu;
L.	Maintaining the overall financial strength of the Company and operations consistent with the budget; and
M.	Implementation of research & development partnerships.

On a specific employee basis, each bonus eligible member of the Executive Team would be judged on his/her success as to meeting or exceeding elements of his/her specific job duties.  This would be accomplished by a year-end process, and at the sole discretion of the Compensation Committee and with input from the Chief Executive Officer or the Executive’s direct supervisor, the Committee would evaluate the individual performance of each member of the Executive Team as to his/her achievement and/or contribution towards meeting the overall Company-wide goals along with his/her accomplishments specific to his/her job description.  The outcome of the Committee’s analysis would be utilized to determine if a bonus was warranted, and if so, the dollar amount or percentage of the Executive Team member’s year-end base pay rate to be awarded.

Prior to year-end or during the first fiscal quarter of the subsequent year, the Compensation Committee would complete their analysis utilizing any internal and external documentation desired, including but not limited to reports from independent analysts and/or corporate benchmarking organizations.  Upon analysis completion, the Compensation Committee made formal recommendations to the Board based on their findings with regard to bonuses for the respective year ended.  Due to the subjective nature of the Company-wide goals regarding the success and analysis of an Executive in meeting or exceeding elements of his/her specific job duties, the goals were not designed to be weighted in value or quantitative in nature.  The bonuses were designed to be awarded based on a subjective cumulate nature of the goals deemed attainable, employee performance and progress towards achievement.  The bonus threshold was designed to range from zero percent to twenty-five percent, with a target bonus of approximately twenty or twenty-five percent, calculated from the individual’s year-end base pay rate.

In December 2010, the Compensation Committee reviewed the Executive Team’s Company-wide goals as detailed in the Committee’s Meeting Minutes of March and May 2010 and specific goals documented in each individual’s job description.  The Committee believed that the Executive Team had excelled in meeting their goals and responsibilities as documented in each individual’s job description as well as made significant progress in meeting corporate goals with outstanding success.

Specifically, with regards to the NEO, the Compensation Committee determined that these Executives had demonstrated sufficient progress or exceeded expectations related to the following established goals described above and designated by the letters “A” through “M”:

a)	Dr. William Carter, Chairman, CEO & CSO: Goals “A”, “C”, “E”, “F”, “G”, “H”, “I”, “J”, “K”, “L” and “M”;
b)	Thomas Equels, General Counsel: Goals “E”, “F”, “G”, “I”, “L” and “M”;
c)	Charles Bernhardt, CFO & CAO: Goals “E”, “F”, “G”, “I”, “J”, “L” and “M”;
d)	Dr. David Strayer, Medical Director: Goals “A”, “C”, “E”, “F”, “G”, “H”, “I”, “J”, and “K”;
e)	Russel Lander, former V.P. of Process and Analytical Development: “A”, “C”, “G”, “I”, “J”, and “K”; and
f)	Wayne Springate, Sr. V.P. of Operations: Goals “E”, “F”, “G”, “H”, “I”, “J”, “K”, and “L”.

For their achievements identified above, on December 22, 2010 the Compensation Committee awarded each of the identified NEO with a performance bonus of twenty percent of their respective base salary rate at year-end 2010.

For what the Compensation Committee designated as unusual meritorious service during the year, they awarded the following NEO with an extra five percent performance bonus of their respective base salary rate at year-end 2010:

1.
Dr. William Carter, related to his development of strategic plans for the Company, obtaining product testing, marketing and sales partnership agreements, issuance of new U.S. Patents for Ampligen® and spearheading the successful raising of new capital through the At The Market stock program;

2.	Charles Bernhardt, related to his outstanding service as Chief Financial Officer in completing SEC filings, controlling the Company’s cash burn rate and enforcing budgetary requirements; and
3.
Thomas Equels, related to his work and efforts towards settling the various class action suits and judgment against Johannesburg Consolidated Investments (“JCI”) and former JCI officers R.B. Kebble and H.C. Buitendag.

In addition to the 2010 year-end performance bonus, on December 3, 2010, our Board approved the recommendations of the Compensation Committee and awarded a deferred bonus to Thomas Equels for his services as legal counsel to the Company from 2008 to June 2010, when he became an employee of the Company, in the amount of $150,000.  In recommending this bonus, the Compensation Committee cited among his many accomplishments Mr. Equels’ successful judgment in Federal District Court of approximately $188 million against JCI/Bioclones and his instrumental involvement in settling the Class Action Security litigation suit for an amount covered by the Directors and Officers Insurance, including legal fees.

On March 3, 2011, our Compensation Committee awarded an extraordinary bonus to Charles Bernhardt for his success in financial management and regulatory compliance efforts during the first quarter of 2011.  In recommending this bonus for $25,000, the Compensation Committee cited among his many accomplishments, that Mr. Bernhardt had successfully completed numerous filings for the Security and Exchange Commission.

Employee Appraisal And Merit Bonus Program

For the year ending 2010, the Compensation Committee initiated an Employee Appraisal and Merit Bonus Program for those employees not eligible for the key employee Annual Bonus.  This Program incorporates a team concept by conducting appraisals for eligible employees in each department throughout the calendar year and then averaging the total scores per department in order to determine a year-end, department-wide merit bonuses.  Like with all Company bonus programs, the Program is annually renewed and at the ultimate discretion of the Compensation Committee based on various factors, including the Company’s overall accomplishment of milestones and access to Working Capital.  For the year-ended December 31, 2010, the average employee bonus from this Program was 3.4% of the respective employee’s year-end Base Salary.

Long-Term Bonus Incentive Programs

The Compensation Committee believes that team oriented performance by our NEO, non-officer Executive officers and all employees, consistent with our short and long-term goals, can be achieved through the use of goal or result oriented bonus programs.  Accordingly, two programs have been established to provide our employees, including our NEO and certain senior, non-officer Executives, with incentives to help align their financial interests with that of Hemispherx and its stockholders.  One program terminated in March 2010 and the other is ongoing.

Goal Achievement Incentive Program

On November 17, 2008 the Board of Directors authorized the Goal Achievement Incentive Program.  This program is designed to intensify the efforts of the parties involved in securing strategic partnering agreements with third parties.  We will pay the parties participating in the Program an incentive bonus for each timely agreement (as defined below) entered into by us with any and all third parties in which we receive cash (as defined below) from such third parties as a result of the execution of such agreements (“Strategic Partnering Agreements”), provided, however, Strategic Partnering Agreements shall not include agreements whereby we receive cash as a result of (i) only the sale of Ampligen® or other Hemispherx products, (ii) our only being reimbursed for expenses, not including expenses for prior research conducted by us, incurred by us, (iii) an agreement in which the only economic benefit to us is one or more loans, and (iv) an agreement, other than an agreement which results in a change of control of Hemispherx, in which the only economic benefit to us is the sale of our equity or other securities. The incentive bonus shall be in an amount equal to one percent (1%) of the amount of all cash received by us pursuant to each such Strategic Partnering Agreement between the dates of the execution of each such Strategic Partnering Agreement and the first commercial sale of Ampligen® following the full commercial approval of the sale of Ampligen® in each jurisdiction.  All incentive bonus payments shall be payable in readily available funds within ten (10) days following receipt by us of readily available funds as a result of our receipt of such first cash.  For purposes hereof “timely agreements” means all agreements entered into by us with any and all third parties (a) on or before June 30, 2009 and (b) on or before March 31, 2010 with third parties with which we had been in active negotiations on or before June 30, 2009.  For purposes hereof “cash” means any asset which is either (a) readily available funds or (b) capable of being converted into readily available funds in value equal to the value ascribed to such asset in the Strategic Partnering Agreement within six months of the receipt of such asset by Hemispherx.  This program presently includes Dr. William Carter, CEO, Dr. Chaunce Bogard, strategic consultant, The Sage Group (strategic advisor firm), Anthony Bonelli, our former President and Chief Operating Officer, Dr. David R. Strayer, Medical Director and all of our active full-time employees as of January 1, 2009.

From its inception through its March 31, 2010 expiration, Hemispherx paid no compensation related to the Goal Achievement Incentive Program.

Employee Bonus Pool Program

An element of the Employee Wage Or Hours Reduction Program was the establishment of a Bonus Pool (the “Pool”) in the case of FDA Approval (“Approval”) of Ampligen®.  This bonus is to award to each employee of record at January 1, 2009 a pretax sum of 30% in wages, calculated on their base salary per annum compensation at the time of the Approval, and awarded within three months of Approval.  Participants who terminate their employment prior to the Approval will not qualify for this bonus.

From the inception through the year ending 2010, Hemispherx paid no compensation related to the Employee Bonus Pool Program.

Stock Options

The Compensation Committee believes that long-term performance is achieved through an ownership culture that encourages such performance by our NEO, non-officer Executives and all employees through the use of stock and stock-based awards.  Our stock plans have been established to provide our employees, including our NEO and senior non-officer Executives, with incentives to help align their interests with the interests of stockholders.  Accordingly, the Compensation Committee believes that the use of stock and stock-based awards offers the best approach to achieving long-term performance goals because:
•
Stock options align the interests of Executives and employees with those of the stockholders, support a pay-for-performance culture, foster employee stock ownership, and focus the management team on increasing value for the stockholders;

•	Stock options are performance based. All the value received by the recipient of a stock option is based on the growth of the stock price; and
•	Stock options help to provide a balance to the overall executive compensation program as base salary and our discretionary annual bonus program focus on short-term compensation.

We have historically elected to use stock options as the primary long-term equity incentive vehicle and expect to continue to use stock options as a long-term incentive vehicle.  We have adopted stock ownership guidelines and our stock compensation plans have provided the principal method, other than through direct investment for our executive Officers to acquire equity in our Company.  The Compensation Committee believes that the annual aggregate value of these awards should be set near competitive median levels for comparable companies.  However, in the early stage of our business, we provided a greater portion of total compensation to our Executives through our stock compensation plans than through cash-based compensation.

In determining the number of stock options to be granted to NEO, non-officer Executives and employees, we take into account the individual's position, scope of responsibility, ability to affect profits and stockholder value and the individual's historic and recent performance and the value of stock options in relation to other elements of the individual's total compensation.

In determining the exercise price to be established for each stock option issued, this form of compensation  is aligned with our stockholders’ interests as an incentive vehicle tied into the growth of the stock price.  This incentive is undertaken through establishing stock option exercise prices that are:
•	In excess of fair market value at the time of grant;
•	In the case of stock option grants that have expired for current employees, renewal of them for a ten year term at the same exercise price of the original option grants.

Our stock plans authorize us to grant options to purchase shares of common stock to our NEO, employees, Directors and consultants.  Our Compensation Committee oversees the administration of our stock option plan.  The Compensation Committee reviews and recommends approval by our Board of Directors of stock option awards to NEO based upon a review of competitive compensation data, its assessment of individual performance, a review of each Executive's existing long-term incentives and retention considerations.  Periodic stock option grants are made at the discretion of the Board of Directors upon recommendation of the Compensation Committee to eligible NEO and employees and, in appropriate circumstances, the Compensation Committee considers the recommendations of the CEO.

On June 11, 2010, we granted options to purchase shares of our common stock at an exercise price of $0.66 per share, or 110% of the $0.60 closing price of the stock on the NYSE Amex as of June 10, 2010, to the following NEO consistent with their respective employment agreements:
•	William A. Carter, CEO and CSO for 500,000 shares with immediate vesting; and
•	Thomas K. Equels, General Counsel for 300,000 shares with immediate vesting.

On December 6, 2010, we granted options to purchase 100,000 shares of our common stock at an exercise price of $0.55 per share, or 110% of the $0.50 closing price of the stock on the NYSE Amex as of December 3, 2010, to Charles T. Bernhardt, Chief Financial Officer and Chief Accounting Officer consistent with his employment agreement.

On December 22, 2010, we granted ten year options to purchase 73,728 shares of our common stock at an exercise price of $2.71 per share, to replace options for the same number of shares and at the same exercise price that had been issued on August 8, 1991 and had expired to William A. Carter, CEO and CSO, consistent with approval of the Compensation Committee and the Board.

On May 31, 2011, we granted Wayne Springate, Senior Vice President of Operations, options to purchase 90,000 shares of our common stock at an exercise price of $0.55 per share, or 110% of the closing price of the stock on the NYSE Amex as of effective date of his revised and renewed employment agreement.

On June 24, 2011, we granted Thomas K. Equels options to purchase 300,000 shares of our common stock at an exercise price of $0.41 per share, or 110% of the closing price of the stock on the NYSE Amex as of effective date as required in his employment agreement.

On July 15, 2011, we granted William A. Carter options to purchase 500,000 shares of our common stock at an exercise price of $0.41 per share, or 110% of the closing price of the stock on the NYSE Amex as of effective date as required in his employment agreement.

Other Compensation

We provide the following benefits to our NEO generally on the same bases as benefits provided to all full-time employees:
•	Health, vision and dental insurance;
•	Life insurance;
•	Short and long-term disability insurance; and
•	401(k) with company match of up to 6% of employee’s contribution.

The Compensation Committee believes that these benefits are consistent with those offered by other companies, specifically those provided by our peers.  Occasionally, certain Executives separately negotiate other benefits in addition to the benefits described above.  The following additional benefits were provided in 2010 NEO as an element of their respective employment:

Dr. William Carter, CEO and CSO, as an element of his employment:
•	Automobile allowance;
•	Reimbursement of home office and phone expenses; and
•	Supplementary life and disability insurance policies.

Thomas Equels, General Counsel, as an element of his employment (effective June 1, 2010):
•	Reimbursement of home office and phone expenses; and
•	Supplementary life and disability insurance policies.

Commencing as of June 2010, as provided in their respective employment agreement, the following NEO were eligible for incentive bonuses related to: (i) product sales, joint ventures or corporate partnering arrangements (“Sales or Arrangements”), and (ii) any sale of our Company or substantially all of our assets not in the ordinary course of our business (“Asset Sale”): Dr. William Carter, Chairman, CEO & CSO (2.5% of Sales or Arrangements and 5% of any Asset Sale); and Thomas Equels, General Counsel, Secretary and Executive Vice Chairman of the Board (5% of Sales or Arrangements and 5% of any Asset Sale).  These incentive bonuses, if earned, are not to exceed in the aggregate an annual maximum of $5,000,000 per Executive.  During 2010, there were no bonus payments related to this incentive.

401(k) Plan

In December 1995, we established a defined contribution plan, effective January 1, 1995, entitled the Hemispherx Biopharma employees 401(k) Plan and Trust Agreement.  All of our full-time employees are eligible to participate in the 401(k) plan following one year of employment.  Subject to certain limitations imposed by Federal Tax laws, participants are eligible to contribute up to 15% of their salary (including bonuses and/or commissions) per annum.  Through March 14, 2008, Participants' contributions to the 401(k) plan were matched by Hemispherx at a rate determined annually by the Board of Directors.  Each participant immediately vests in his or her deferred salary contributions, while our contributions will vest over one year.

Effective March 15, 2008 and continuing through December 31, 2009, we halted our matching of 401(k) contributions provided to the account for each eligible participant.  Effective January 1, 2010, our Compensation Committee reestablished Hemispherx’ 100% matching of up to 6% of the 401(k) contributions provided to the account for each eligible participant, including without exception each eligible Named Executive Officer.

Key Employee Retention

On December 31, 2008, we entered into a severance/consulting agreement with the former Chief Financial Officer, Robert E. Peterson.  This agreement provides a monthly fee of $4,000 plus travel expenses and Options to purchase 20,000 shares of the our common stock at the end of each calendar quarter through December 31, 2011 in return for consulting services.  The exercise price of the Options is to be equal to 120% of the closing price of the our stock on the NYSE Amex on the last trading day of the calendar quarter for which the Options are being issued.  Additionally, the severance/consulting agreement allows for the possibility of a one percent fee to be paid to Mr. Peterson in the event of financial transactions to raise capital for a maximum potential pay-out value of $518,328 (two times the amount of compensation paid to Mr. Peterson by us for calendar year 2008).  Mr. Peterson may terminate the Advisory Services at any time upon giving us sixty (60) days notice in writing of the intention to terminate his Advisory Services.

Severance

In determining whether to approve and setting the terms of severance arrangements, the Compensation Committee recognizes that Executives, especially highly ranked Executives, often face challenges securing new employment following termination. Upon termination of employment, the following NEO currently are entitled to receive severance payments under their employment and/or engagement agreements:
•	William A. Carter, Chairman of the Board & Chief Executive Officer;
•	Thomas K. Equels, Executive Vice Chairman of the Board, Secretary and General (effective June 1, 2010);
•	Charles T. Bernhardt, Chief Financial Officer and Chief Accounting Officer (effective December 3, 2010); and
•	Wayne Springate, Senior Vice President of Operations.

The Compensation Committee believes that severance agreements provided these individuals are generally in line with severance packages offered to executive officers of the companies of similar size.  Mr. Dickey and Dr. Strayer are currently not covered under a severance agreement and any severance benefits payable to them under similar circumstances would be determined by the Compensation Committee in its discretion.  See “Estimated Payments Following Severance — Named Executive Officers”.  Dr. Lander was not covered under a severance agreement with any severance benefits.

Conclusion

Our compensation policies are designed to retain and motivate our Executive Officers, other non-officer Executives and non-Executives and to ultimately reward them for outstanding individual and corporate performance.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of our Board of Directors oversees our compensation program on behalf of the Board.  In fulfilling its oversight responsibilities, the Committee reviewed and discussed with Management the Executive Compensation Discussion and Analysis set forth in this Form 10-K for the fiscal year ended December 31, 2010.

In reliance on the review and discussions referred to above, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Hemispherx’ Proxy Statement to be filed in connection with Hemispherx’ 2011 Annual Meeting of Stockholders.

                                COMPENSATION COMMITTEE
                                Dr. Iraj Eqhbal Kiani, Committee Chairman
                                Dr. William M. Mitchell
                                Richard C. Piani

The foregoing Compensation Committee report shall not be deemed incorporated by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not otherwise be deemed filed under these acts, except to the extent we incorporate by reference into such filings.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(m) and 409A & 409(b)

One of the factors the Compensation Committee considers in connection with compensation matters is the anticipated tax treatment to Hemispherx and to the Executives of the compensation arrangements.  The deductibility of certain types of compensation depends upon the timing of an executive’s vesting in, or exercise of, previously granted rights.  Moreover, interpretation of, and changes in, the tax laws and other factors beyond the Compensation Committee’s control also affect the deductibility of compensation.  Accordingly, the Compensation Committee will not necessarily limit executive compensation to that deductible under Section 162(m) or 409A & 409(b) of the Code.  The Compensation Committee will consider various alternatives to preserving the deductibility of compensation payments and benefits to the extent consistent with its other compensation objectives.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Our Compensation Committee of the Board of Directors, consisting of Dr. Iraj Eqhbal Kiani, the Committee Chair, Dr. William M. Mitchell and Richard C. Piani are all independent directors.  There are no interlocking relationships.

EXECUTIVE COMPENSATION

The following table provides information on the compensation during the fiscal years ended December 31, 2008, 2009 and 2010 of our Chief Executive Officer, Chief Financial Officers and three other most highly compensated Executive officers, constituting the NEO, in 2009 for each fiscal year.

Summary Compensation Table
Name & Principal Position	Year	Salary / Fees	Bonus		Stock Awards (5)		Option Awards (5)		Non-Equity Incentive Plan Compensation	Change in Pension Valued and NQDC Earnings ($)	All Other Compensation		Total
William A. Carter	2010	$951,837	$200,000	(9)	$405,083	(17)	$253,721	(1)	$-0-	—	$100,699	(10)	$1,911,340
Chief Executive	2009	$554,105	$482,072	(6)(7)	$188,311	(17)	$-0-		$-0-	—	$76,896	(10)	$1,301,384
Officer (1)	2008	$664,624	$-0-		$-0-		$316,571	(18)	$-0-	—	$106,094	(10)	$1,087,289

Thomas K. Equels	2010	$398,333	$250,000	(8)(9)	$-0-		$140,528	(2)	$-0-	—	$39,973	(11)	$828,834
General Counsel (2)	2009	$-0-	$-0-		$-0-		$-0-		$-0-	—	$-0-		$-0-
	2008	$-0-	$-0-		$-0-		$-0-		$-0-	—	$-0-		$-0-

Charles T. Bernhardt	2010	$194,133	$50,000	(9)	$117,296	(17)	$37,301	(3)	$-0-	—	$24,273	(12)	$423,003
Chief Financial Officer (3)	2009	$134,662	$44,000	(7)	$45,334	(17)	$-0-		$-0-	—	$9,380	(12)	$233,376
	2008	$-0-	$-0-		$-0-		$-0-		$-0-	—	$26,000	(12)	$26,000

Robert Dickey (4)	2010	$302,500	$-0-		$-0-		$-0-		$-0-	—	$8,232	(13)	$310,732
Sr. Vice President	2009	$152,131	$-0-		$-0-		$252,312	(4)	$-0-	—	$4,824	(13)	$409,267
	2008	$-0-	$-0-		$-0-		$-0-		$-0-	—	$-0-		$-0-

David Strayer	2010	$243,685	$48,737	(9)	$132,587	(17)	$-0-		$-0-	—	$13,227	(14)	$438,236
Medical Director	2009	$167,484	$194,306	(6)(7)	$53,054	(17)	$-0-		$-0-	—	$3,229	(14)	$418,073
	2008	$201,389	$-0-		$-0-		$16,168	(18)	$-0-	—	$-0-		$217,557

Russel Lander	2010	$215,380	$43,076	(9)	$-0-		$-0-		$-0-	—	$18,632	(15)	$277,088
former Vice President	2009	$171,596	$39,160	(7)	$118,912	(17)	$-0-		$-0-	—	$9,648	(15)	$339,316
	2008	$178,000	$-0-		$-0-		$-0-		$-0-	—	$8,929	(15)	$186,929

Wayne Springate	2010	$181,580	$36,300	(9)	$109,777	(17)	$-0-		$-0-	—	$16,507	(16)	$344,114
Sr. V.P., Operations	2009	$126,250	$33,000	(7)	$42,500	(17)	$-0-		$-0-	—	$3,229	(16)	$204,979
	2008	$150,000	$-0-		$-0-		$-0-		$-0-	—	$7,354	(16)	$157,354

Notes:
(1)
Dr. Carter renewed his Employment Agreements on June 11, 2010, which was amended on July 15, 2010, that granted him the Options to purchase 500,000 shares of Hemispherx common stock as an element of his Employment Agreement.

(2)
Mr. Equels transitioned from the role of external to internal General Counsel effective June 1, 2010 with an Employment Agreement of June 11, 2010, which was amended on July 15, 2010, that granted him the Options to purchase 300,000 shares of Hemispherx common stock as an element of his Employment Agreement.

(3)
Mr. Bernhardt transitioned from the role of a contract consultant in 4th Quarter 2008 to Chief Financial Officer effective January 1, 2009.  He entered into an Employment Agreement on December 6, 2010 and was granted the Option to purchase 100,000 shares of Hemispherx common stock as an element of his Employment Agreement.

(4)	Mr. Dickey joined Hemispherx effective June 11, 2009 and was granted the Options to purchase 150,000 shares of Hemispherx common stock as an element of his Employment Agreement.

(5)
The value was obtained using the Black-Scholes pricing model for stock based compensation in accordance with FASB ASC 718 (formerly SFAS 123R). See Note 2(j) Equity based compensation in the financial statements.

(6)
On May 20, 2009, our Board of Directors awarded bonuses of $300,000 to Dr. William Carter, and $150,000 to Dr. David Strayer in recognition for their accomplishment of 2008 corporate goals and objectives.

(7)	On February 8, 2009, our Board of Directors awarded bonuses to certain NEO and senior, non-officer Executives in recognition for their achievement towards of 2009 Company-wide and individual goals.
(8)	On December 6, 2010, our Board of Directors awarded an extraordinary bonus of $150,000 to Mr. Equels related to his service as external legal counsel from 2008 through May 2010.
(9)	On December 22, 2010, our Board of Directors awarded bonuses to certain NEO and senior, non-officer Executives in recognition for their achievement towards of 2009 Company-wide and individual goals.
(10)	Dr. Carter’s All Other Compensation Consists of:

	2008	2009	2010
Life and Disability Insurance	$66,411	$38,679	$64,707
Healthcare Insurance	28,586	28,586	24,139
Company Car Expenses	11,097	9,631	11,853
401(k) matching funds	-0-	-0-	-0-
	$106,094	$76,896	$100,699

(11)	Mr. Equels’ All Other Compensation consists of:

	2008	2009	2010
Life and Disability Insurance	$-0-	$-0-	$34,140
Healthcare Insurance	-0-	-0-	5,833
401(k) matching funds	-0-	-0-	-0-
	$-0-	$-0-	$39,973

(12)	Mr. Bernhardt’s All Other Compensation consists of:

	2008	2009	2010
Life and Disability Insurance	$-0-	$-0-	$-0-
Healthcare Insurance	-0-	9,380	9,985
Company Common Stock	26,000	-0-	-0-
401(k) matching funds	-0-	-0-	14,288
	$26,000	$9,380	$24,273

(13)	Mr. Dickey’s All Other Compensation consists of:

	2008	2009	2010
Life and Disability Insurance	$-0-	$-0-	$-0-
Healthcare Insurance	-0-	4,824	8,232
401(k) matching funds	-0-	-0-	-0-
	$-0-	$4,824	$8,232

(14)	Dr. Strayer’s All Other Compensation consists of:

	2008	2009	2010
Life and Disability Insurance	$-0-	$-0-	$-0-
Healthcare Insurance	-0-	3,229	3,727
401(k) matching funds	-0-	-0-	9,500
	$-0-	$3,229	$13,227

(15)	Dr. Lander’s All Other Compensation consists of:

	2008	2009	2010
Life and Disability Insurance	$-0-	$-0-	$-0-
Healthcare Insurance	8,929	9,648	3,360
401(k) matching funds	-0-	-0-	15,272
	$8,929	$9,648	$18,632

(16)	Mr. Springate’s All Other Compensation consists of:

	2008	2009	2010
Life and Disability Insurance	$-0-	$-0-	$-0-
Healthcare Insurance	3,229	3,229	3,637
401(k) matching funds	4,125	-0-	12,870
	$7,354	$3,229	$16,507

(17)
Hemispherx’ “Employee Wage Or Hours Reduction Program” allowed an individual to elected a 50% reduction in salary/fees which would them to be eligible for an incentive award of three times the value of Stock based on the average NYSE Amex closing value of the stock during the respective months of January through May, 2009.  The value was obtained using the Black-Scholes pricing model for stock based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(18)	Issue of options for options previously granted that expired unexercised.

Grants Of Plan Based Awards

Name	Grant Date (3)(5)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)					Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities of Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)		Maximum ($)		Threshold ($)	Target ($)(4)	Maximum ($)
William A. Carter,		—	164,803		206,004		—	—	—	—	—	$—	—
Chief Executive Officer	06/11/10							186,505			500,000	0.66	253,721
Thomas K. Equels,		—	82,402		103,002		—	—	—	—	—	$—	—
General Counsel	06/11/10							111,903			300,000	0.66	140,528
Charles T. Bernhardt,		—	41,203		51,504		—	—	—	—	—	$—	—
Chief Financial Officer	12/06/10		25,000	(2)	25,000	(2)					100,000	0.55	37,301
Robert Dickey, Sr. Vice President	N/A	—	60,500		75,625		—	—	—	—	—	$—	—
David Strayer,	N/A	—	50,199		62,749		—	—	—	—	—	$—	—
Medical Director
Russel Lander, former Vice President	N/A	—	44,371		55,464		—	—	—	—	—	$—	—
Wayne Springate, Sr. Vice President	N/A	—	37,392		46,740		—	—	—	—	—	$—	—

Notes:
(1)
For 2010 or 2011, the Compensation Committee did not establish or estimate possible future payouts to the NEO under a Cash Bonus Plan.  All Bonuses are at the discretion of the Compensation Committee.  Utilizing existing Employment Agreements as a benchmark and the respective employees’ Base Salary at December 31, 2010, the “Target” was estimated at 20% of the Base Salary and “Maximum” estimated at 25% of Base Salary.  Details regarding all of which reported as Non-Equity Incentive Plan Compensation in the 2010 is reported in the Summary Compensation Table above.

(2)	Consists of an extraordinary bonus granted Mr. Bernhardt on March 3, 2011.
(3)
Consists of stock options granted during 2010 under our 2009 Equity Incentive Plan.  The stock options have a ten-year term and an exercise price equal to 110% of the closing market price of the our common stock on the date of grant.  The value was obtained using the Black-Scholes pricing model for stock based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(4)
Consists of stock options contractually required per the employee’s respective Employment Agreement to be granted during 2011 under our 2009 Equity Incentive Plan.  The stock options have a ten-year term and an exercise price equal to 110% of the closing market price of the our common stock on the date of grant.  For the purpose of this schedule, a NYSE Amex closing price at December 31, 2010 of $0.49 was assumed with an estimated exercise price of $0.54.  The value was obtained using the Black-Scholes pricing model for stock based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(5)	N/A represents Not Applicable.

Outstanding Equity Awards At Fiscal Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested (#)

William A. Carter	1,450,000	0	0	2.20	09/17/18
Chief Executive Officer	1,000,000	0	0	2.00	09/9/17
	190,000	0	0	4.00	02/18/18
	73,728	0	0	2.71	12/12/20
	10,000	0	0	4.03	01/3/12
	167,000	0	0	2.60	09/7/14
	153,000	0	0	2.60	012/7/14
	100,000	0	0	1.75	04/26/15
	465,000	0	0	1.86	06/30/15
	70,000	0	0	2.87	12/9/15
	300,000	0	0	2.38	01/1/16
	10,000	0	0	2.61	12/8/15
	376,650	0	0	3.78	02/22/16
	1,400,000	0	0	3.50	09/30/17
	500,000	0	0	0.66	06/11/20

Thomas K. Equels	300,000	0	0	0.660	06/11/20
General Counsel

Charles Bernhardt	100,000	0	0	0.55	12/06/19
Chief Financial Officer

Robert Dickey,	56,250	93,750	0	2.55	06/11/19
Sr. Vice President

David Strayer,	50,000	0	0	2.00	09/09/17
Medical	50,000	0	0	4.00	02/28/18
Director	10,000	0	0	4.03	01/03/12
	20,000	0	0	2.37	01/23/17
	10,000	0	0	1.90	12/07/14
	10,000	0	0	2.61	12/08/15
	15,000	0	0	2.20	11/20/16
	25,000	0	0	1.30	12/06/17

Russel Lander	150,000	0	0	1.30	12/06/14
former Vice President

Wayne Springate,	1,812	0	0	1.90	12/07/14
Sr. Vice President	2,088	0	0	2.61	12/08/15
	5,000	0	0	2.20	11/20/16
	20,000	0	0	1.78	04/30/17
	20,000	0	0	1.30	12/06/17

Option Exercises And Stock Vested

	Option Awards		Stock Awards
Name and Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
William A. Carter,	—	—	—	—
Chief Executive Officer

Thomas K. Equels,	—	—	—	—
General Counsel

Charles T. Bernhardt,	—	—	—	—
Chief Financial Officer

Robert Dickey,	—	—	—	—
Senior Vice President

David Strayer,	—	—	—	—
Medical Director

Russel Lander,	—	—	—	—
former Vice President

Wayne Springate,	—	—	—	—
Sr. V.P., Operations

Payments on Disability

Each current NEO has the same short and long-term disability coverage which is available to all eligible employees.  The coverage for short-term disability provides up to six months of full salary continuation up to 60% of weekly pay, less other income, with a $1,500 weekly maximum limit.  The coverage for group long-term disability provides coverage at the exhaustion of short-term disability benefits of full salary continuation up to 60% of monthly pay, less other income, with a $10,000 monthly maximum limit.  The maximum benefit period for the group long-term disability coverage is 60 months for those age 60 and younger at the time of the claim with the coverage period proportionately reduced with the advanced age of the eligible employee to a minimum coverage period of 12 months for those of 69 years old and elder as of the date of the claim.  Additionally in 2009 and through May 2010, Dr. Carter received additional coverage of $200,000 per annum payable under the terms of a disability insurance policy paid for by us.  In June 2010, pursuant to their new employment agreements and payable by us, Dr. Carter is entitled to receive total disability coverage of $500,000 and Mr. Equels is entitled to receive total disability coverage of $400,000.  .  Pursuant to their respective employment agreements, Dr. Carter (effective June 15, 2010), Mr. Equels (effective June 1, 2010), Mr. Bernhardt (effective December 3, 2010) and Mr. Springate (effective May 1, 2011) in the event the Employee's employment is terminated due to their disability, the Company shall pay to the Employee at the time of such termination, the Base Salary and applicable benefits otherwise due and payable to them through the last day of the month in which such termination occurs and for an additional twelve month period.

Payments on Death

Each NEO has coverage of group life insurance, along with accidental death and dismemberment benefits, consistent to the dollar value available to all eligible employees.  The benefit is equal to two times current salary or wage with a maximum limit of $300,000, plus any supplemental life insurance elected and paid for by the NEO.  Additionally, in 2009 through May 2010, William A. Carter, Chief Executive Officer’s beneficiaries received a benefit of $4,850,000 payable under the terms of a term life insurance policies paid for by us.  In June 2010, pursuant to their new employment agreements and payable by us, Dr. Carter is entitled to receive total death benefit coverage of $6,000,000 and Mr. Equels is entitled to receive total death benefit coverage of $3,000,000.  Pursuant to their respective employment agreements, Dr. Carter (effective June 15, 2010), Mr. Equels (effective June 1, 2010), Mr. Bernhardt (effective December 3, 2010) and Mr. Springate (effective May 1, 2011) in the event the Employee's employment is terminated due to their death, the Company shall pay to the Employee at the time of such termination, the Base Salary and applicable benefits otherwise due and payable to them through the last day of the month in which such termination occurs and for an additional twelve month period.

Estimated Payments Following Severance — Named Executive Officers

At December 31, 2010, we had employment agreements with Dr. Carter, Mr. Equels, Mr. Bernhardt, Mr. Dickey and Mr. Springate, of which some of the agreements entitled employees to severance benefits on certain types of employment terminations not related to a change in control.  Dr. Strayer and Dr. Lander were not covered under a general severance plan and any severance benefits payable to them under similar circumstances would be determined by the Compensation Committee in its discretion.   The dollar amounts below assume that the termination occurred on December 31, 2010.  The actual dollar amounts to be paid can only be determined at the time of the NEO’s separation from Hemispherx based on their prevailing compensation and employment agreements along with any determination by the Compensation Committee in its discretion.

Name	Event	Cash Severance ($)	Value of Stock Awards That Will Become Vested (1) ($)	Continuation of Medical Benefits (2) ($)	Additional Life Insurance (3) ($)	Total ($)
William A. Carter	Involuntary (no cause)	4,120,080	932,525	106,301	337,928	5,496,832
Chief Executive Officer	Termination (for cause)	—	—	—	—	—
	Death or disability	824,016	186,505	21,260	67,586	1,099,367
	Termination by employee or retirement	824,016	186,505	21,260	67,586	1,099,367

Thomas K. Equels	Involuntary (no cause)	2,060,040	559,515	29,163	170,700	2,819,418
General Counsel	Termination (for cause)	—	—	—	—	—
	Death or disability	412,008	111,903	5,833	34,140	563,884
	Termination by employee or retirement	412,008	111,903	5,833	34,140	563,844

Charles T. Bernhardt	Involuntary (no cause)	206,015	—	6,662	3,323	216,000
Chief Financial Officer	Termination (for cause)	—	—	—	—	—
	Death or disability	206,015	—	6,662	3,323	216,000
	Termination by employee or retirement	206,015	—	6,662	3,323	216,000

Robert Dickey	Involuntary (no cause)	25,208	—	567	119	25,894
Senior Vice President	Termination (for cause)	25,208	—	567	119	25,894
	Death or disability	—	—	—	—	—
	Termination by employee or retirement	25,208	—	567	119	25,894

David Strayer	Involuntary (no cause)	—	—	—	—	—
Medical Director	Termination (for cause)	—	—	—	—	—
	Death or disability	—	—	—	—	—
	Termination by employee or retirement	—	—	—	—	—

Russel Lander	Involuntary (no cause)	—	—	—	—	—
former Vice President	Termination (for cause)	—	—	—	—	—
	Death or disability	—	—	—	—	—
	Termination by employee or retirement	—	—	—	—	—

Wayne Springate	Involuntary (no cause)	67,820	—	124	1,088	69,032
Vice President	Termination (for cause)	—	—	—	—	—
	Death or disability	—	—	—	—	—
	Termination by employee or retirement	—	—	—	—	—

Notes:
(1)
Consists of stock options contractually required per the employee’s respective Employment Agreement to be granted during each calendar year of the term under our 2009 Equity Incentive Plan.  The stock options have a ten-year term and an exercise price equal to 110% of the closing market price of the our common stock on the date of grant.  For the purpose of this schedule, a NYSE Amex closing price of $0.49 was assumed with an estimated exercise price of $0.54.  The value was obtained using the Black-Scholes pricing model for stock based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(2)	This amount reflects the current premium incremental cost to us for continuation of elected benefits to the extent required under an applicable agreement.
(3)	The life insurance benefit represents life insurance paid for by us including the standard coverage.

Payments On Termination in Connection With a Change in Control - Named Executive Officers

At December 31, 2010, pursuant to their employment agreements, Dr. Carter, Mr. Equels and Mr. Bernhardt are entitled to severance benefits on certain types of employment terminations related to a change in control.  Pursuant to their employment agreements, Mr. Dickey and Mr. Springate would receive the same severance benefits as if an Involuntary Termination took place. Effective, May 1, 2011, Mr. Springate is entitled to the same change in control benefits as Dr. Carter, Mr. Equels and Mr. Bernhardt.  Dr. Strayer is not covered under any employment agreement nor any severance plan specific to a change in control.  Any specific benefits for Dr. Strayer would be determined by the Compensation Committee in its discretion.  Dr. Lander was not covered under a severance agreement with any severance benefits.

The dollar amounts in the chart below assume that change in control termination occurred on December 31, 2010, based on the employment agreements that existed at that time.  The actual dollar amounts to be paid can only be determined at the time of the NEO’s separation from Hemispherx based on their prevailing compensation and employment agreements along with any determination by the Compensation Committee in its discretion.

Estimated Benefits on Termination Following a Change in Control — December 31, 2010

The following table shows potential payments to the NEO if their employment terminates following a change in control under contracts, agreements, plans or arrangements at December 31, 2010.  The amounts assume a December 31, 2010 termination date regarding base pay and use the closing price of $0.49 on the NYSE Amex for our common stock at that date.
Name	Aggregate Severance Pay ($)		PVSU Acceleration (4) ($)	Early Vesting of Restricted Stock (5) ($)	Early Vesting of Stock Options and SARs (5) ($)		Acceleration and Vesting of Supplemental Award (6) ($)	Welfare Benefits Continuation (7) ($)		Outplacement Assistance ($)	Parachute Tax Gross-up Payment ($)	Total ($)
William A. Carter	4,120,128	(1)	-0-	-0-	-0-		1,492,040	886,766	(1)(8)	-0-	-0-	6,498,934
Thomas Equels	3,296,064	(1)	-0-	-0-	-0-		895,224	495,781	(1)(8)	-0-	-0-	4,687,069
Charles Bernhardt	824,064	(1)	-0-	-0-	-0-		-0-	127,940	(1)(8)	-0-	-0-	952,004
Robert Dickey	25,208	(2)	-0-	-0-	-0-	(5)	-0-	47	(2)	-0-	-0-	60,225
David Strayer	-0-		-0-	-0-	-0-		-0-	-0-		-0-	-0-	-0-
Russel Lander	-0-		-0-	-0-	-0-		-0-	-0-		-0-	-0-	-0-
Wayne Springate	67,820	(3)	-0-	-0-	-0-		-0-	41	(3)	-0-	-0-	67,861

Notes:
(1)	This amount represents the base salary or benefits for remaining term of the NEO’s employment agreement plus a three year extension in the occurrence of termination from a change in control.
(2)	This amount represents the one-twelfth of base salary or benefits for the NEO.
(3)
This amount represents the four-twelfth of base salary or benefits for the NEO.  Effective, May 1, 2011, Mr. Springate is entitled to the same change in control benefits as Dr. Carter, Mr. Equels and Mr. Bernhardt.  This changes is not reflected in this table.

(4)
This amount represents the payout of all outstanding performance-vesting share units (“PVSU”) awards on a change in control at the target payout level with each award then pro-rated based on the time elapsed for the applicable three-year performance period.

(5)
This amount is the intrinsic value [fair market value on December 31, 2010 ($0.49 per share) minus the per share exercise price] of all unvested stock options for each NEO, including Stock Appreciation Rights (“SAR”).  Any option with an exercise price of greater than fair market value was assumed to be cancelled for no consideration and, therefore, had no intrinsic value.

(6)
This amount represents the options to be issued annually for remaining term of the NEO’s employment agreement plus a three year extension in the occurrence of termination from a change in control.  The calculation was based on a NYSE Amex closing price for December 31, 2010 of $0.49 with an estimated exercise price of $0.54.  The value was obtained using the Black-Scholes pricing model for stock based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(7)	This amount represents the employer-paid portion of the premiums for medical, dental and life insurance coverage.
(8)	This amount also includes the estimated cost of Company matching 401(k) contributions of $22,000 per year.

Definition of “Change in Control”. For each agreement, a “Change in Control” is defined generally as any such event that requires a report to the SEC, but includes any of the following:
•
Any person or entity other than Hemispherx, any of our current directors or officers or a trustee or fiduciary holding our securities, becomes the beneficial owner of more than 50% of the combined voting power of our outstanding securities;

•	An acquisition, sale, merger or other transaction that results in a change in ownership of more than 50% of the combined voting power of our stock or the sale/transfer of more than 75% of our assets;
•
A change in the majority of our Board of Directors over a two-year period that is not approved by at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•	Execution of an agreement with Hemispherx, which if consummated, would result in any of the above events.

Definition of “Constructive Termination”.  A “Constructive Termination” generally includes any of the following actions taken by Hemispherx without the executive’s written consent following a change in control:
•	Significantly reducing or diminishing the nature or scope of the executive’s authority or duties;
•	Materially reducing the executive’s annual salary or incentive compensation opportunities;
•	Changing the executive’s office location so that he must commute more than 50 miles, as compared to his commute as of the date of the agreement;
•	Failing to provide substantially similar fringe benefits, or substitute benefits that were substantially similar taken as a whole, to the benefits provided as of the date of the agreement; or
•	Failing to obtain a satisfactory agreement from any successor to Hemispherx to assume and agree to perform the obligations under the agreement.

However, no constructive termination occurs if the executive:
•	Fails to give us written notice of his intention to claim constructive termination and the basis for that claim at least 10 days in advance of the effective date of the executive’s resignation; or

•	We cure the circumstances giving rise to the constructive termination before the effective date of the executive’s resignation.

The provision for change in control within the employment agreements for Thomas K. Equels, Charles T. Bernhardt and Wayne Springate did not become effective until June 1, 2010, December 6, 2010 and May 1, 2011, respectively, while the amended employment agreement with Robert Dickey IV, effective February 1, 2010, no longer included a change in control provision.

Post-Employment Compensation

We have agreements with the following NEO who have benefits upon termination: an employment and an engagement agreement with Dr. William Carter (revised June 15, 2010), our Chairman and Chief Executive Officer; an employment agreement with Thomas K. Equels (effective June 1, 2010), our Executive Vice Chairman, Secretary and General Counsel; Charles T. Bernhardt (effective December 6, 2010) our Chief Financial Officer and Chief Accounting Officer; and Wayne Springate (revised effective May 1, 2011), our Senior Vice President of Operations.

The following is a description of post-employment compensation payable to the NEO.  If a NEO does not have a specific benefit, he is not mentioned in the subsection.  In such event, the NEO does not have any such benefits upon termination unless otherwise required by law.
Termination For Cause

All of our NEO can be terminated for cause.  For Dr. Carter, Mr. Equels, Mr. Bernhardt and Mr. Springate, “Cause” currently means the willful engaging by a NEO in illegal conduct, gross misconduct or gross violation of the Company’s Code of Ethics And Business Conduct for Officers which is demonstrably and materially injurious to the Company.  For purposes of their respective agreements, no act, or failure to act, on a NEO's part shall be deemed "willful" unless done intentionally by a NEO and not in good faith and without reasonable belief that a NEO 's action or omission was in the best interest of the Company.  Notwithstanding the foregoing, a NEO shall not be deemed to have been terminated for Cause unless and until the Company delivers to a NEO a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the directors of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to a NEO and an opportunity for a NEO, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, a NEO was guilty of conduct set forth above and specifying the particulars thereof in detail.  In the event that their employment is terminated for Cause, the Company shall pay them, at the time of such termination, only the compensation and benefits otherwise due and payable to him through the last day of his actual employment by the Company.

Termination Without Cause

Dr. Carter, Mr. Equels, Mr. Bernhardt and Mr. Springate are each entitled to the compensation and benefits otherwise due and payable to him through the last day of the then current term of his agreements.  In the event that he is terminated at any time without "Cause" the Company shall pay to him, at the time of such termination, the compensation and benefits otherwise due and payable to him through the last day of the then current term of his Agreement.  However, benefit distributions that are made due to a “separation from service” occurring while he is a Named Executive Officer shall not be made during the first six months following “separation from service”.  Rather, any distribution which would otherwise be paid to him during such period shall be accumulated and paid to him in a lump sum on the first day of the seventh month following the “separation from service”.  All subsequent distributions shall be paid in the manner specified.

Death or Disability

Dr. Carter, Mr. Equels, Mr. Bernhardt and Mr. Springate can currently be terminated for death or disability.   For each, “Disability” means his inability to effectively carry out substantially all of his duties under his agreement by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted for a continuous period of not less than 12 months.  In the event his employment is terminated due to his death or disability, the Company will pay to him (or his estate as the case may be), at the time of such termination, the Base Salary and applicable benefits otherwise due and payable through the last day of the month in which such termination occurs and for an additional 12 month period.

Termination by Officer and Employee

All executive Officers, other non-officer Executives and non-Executives have the right to terminate their respective agreement upon not less than thirty (30) days of prior written notice of termination.  In such event, Dr. Carter, Mr. Equels, Mr. Bernhardt and Mr. Springate are currently entitled to fees due to them through the last day of the month in which such termination occurs and for 12 months thereafter.  All others are entitled to the fees due to them through the last day of the month in which such termination occurs.

Change in Control

Dr. Carter, Mr. Equels, Mr. Bernhardt and Mr. Springate are currently entitled to benefits upon a Change of Control or Constructive Termination.  Dr. Carter has a Change of Control agreement that currently runs through December 31, 2012 and as of each December 31st automatically renews through the third anniversary thereof, unless we notify him by written notice of refusal to renew at least 180 days prior to the initial termination date or the expiration date of any renewal period.  Dr. Carter’s, Mr. Equels’, Mr. Bernhardt’s and Mr. Springate’s current employment agreements also provide that, upon the happening of a Change of Control or Constructive Termination, the terms of such agreements automatically extend for an additional three years.

Compensation of Directors

Our Compensation, Audit and Corporate Governance and Nomination Committees, consist of Dr. Iraj Eqhbal Kiani, Compensation Committee Chair, Dr. William M. Mitchell, Corporate Governance and Nomination Committee Chair, and Richard C. Piani, Audit Committee Chair, all of whom are independent Board of Director members.

In 2010, Non-employee Board member compensation consisted of an annual retainer (“Directors’ fees”) of $165,000.  Commencing as of January 1, 2011, Board member Directors’ fee compensation was increased to an annual retainer of $169,950.  Director’s fees will continue to be paid in cash quarterly at the end of each calendar quarter.

Hemispherx reimburses Directors for travel expenses incurred in connection with attending board, committee, stockholder and special meetings along with other Company business-related expenses.  Hemispherx does not provide retirement benefits or other perquisites to non-employee Directors under any current program.

All Directors have been granted options to purchase common stock under our Stock Option Plans and/or Warrants to purchase common stock.  We believe such compensation and payments are necessary in order for us to attract and retain qualified outside directors.  To the extent that share compensation would exceed 1,000,000 shares in the aggregate for the ten year period commencing January 1, 2003, as previously approved by Resolution of the Board of September 9, 2003, shares for share compensation shall be issued under the our 2007 and 2009 Equity Incentive Plans.

Director Compensation - 2010

Name and Title	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)		Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compen- sation ($)		Total ($)
W. Carter, Chairman & Chief Executive Officer	165,000	0	253,721	(1)	0	0	1,492,619	(2)	1,911,340
T. Equels, Executive Vice Chairman, Secretary & General Counsel	165,000	0	140,528	(3)	0	0	523,306	(4)	828,837
W. Mitchell, Director	165,000	0	0		0	0	0		165,000
R. Piani, Director	165,000	0	0		0	0	0		165,000
I. Kiani, Director	165,000	0	0		0	0	0		165,000

Notes:
(1)
Ten year Option to purchase 500,000 shares at $0.66 per share awarded consistent with Employment Agreement of June 11, 2010.  The value was obtained using the Black-Scholes pricing model for stock based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(2)	Chief Executive Officer salary and Consultant fees paid consistent with Engagement Agreements in effect during 2010 along the year-end performance bonus for 2010.
(3)
Ten year Option to purchase 300,000 shares at $0.66 per share awarded consistent with Employment Agreement of June 11, 2010. The value was obtained using the Black-Scholes pricing model for stock based compensation in accordance with FASB ASC 718 (formerly SFAS 123R).

(4)
General Counsel salary and Consultant fees paid consistent with Engagement Agreements in effect June 1, 2010 along the performance bonus in 2010 of $150,000 for services prior to employment and year-end performance bonus for 2010.

PRINCIPAL STOCKHOLDERS

The following table sets forth as of August 18, 2011, the number and percentage of outstanding shares of common stock beneficially owned by:
•	Each person, individually or as a group, known to us to be deemed the beneficial owners of five percent or more of our issued and outstanding common stock;
•	Each of our directors and the Named Executives; and
•	All of our officers and directors as a group.

Name and Address of Beneficial Owner	Shares Beneficially Owned		% Of Shares Beneficially Owned
William A. Carter, M.D.	8,148,174	(1)(2)	6.01%
Thomas K. Equels	2,028,622	(3)	1.50%
Richard C. Piani 97 Rue Jeans-Jaures Levaillois-Perret, France 92300	757,420	(4)	*
William M. Mitchell, M.D. Vanderbilt University Department of Pathology Medical Center North 21st and Garland Nashville, TN 37232	616,025	(5)	*
Iraj Eqhbal Kiani, N.D., Ph.D. Orange County Immune Institute 18800 Delaware Street Huntingdon Beach, CA 92648	323,271	(6)	*
Charles T. Bernhardt CPA	277,420	(7)	*
David R. Strayer, M.D.	410,932	(8)	*
Wayne Springate	252,421	(9)	*
Robert Dickey, IV	152,500	(10)	*
Ralph C. Cavalli, Ph.D.	20,000	(11)	*
All directors and executive officers as a group (10 persons)	12,820,860		9.46%

* Ownership of less than 1%

(1)    Dr. Carter is our Chairman and Chief Executive Officer.  He owns 890,585 shares of common stock and beneficially owns 7,256,574 shares issuable or issued upon exercise of:

		Date	Exercise	Number	Expiration
Options	Plan	Issued	Price	Of Shares	Date
	2004	12/07/01	$4.03	10,000	01/04/12
	2009	12/22/10	$2.71	73,728	12/22/20
	2004	09/08/04	$2.60	167,000	09/07/14
	2004	12/07/04	$2.60	153,000	12/07/14
	2004	04/26/05	$1.75	100,000	04/26/15
	2004	07/01/05	$1.86	465,000	06/30/15
	2004	12/09/05	$2.61	10,000	12/08/15
	2004	12/09/05	$2.87	70,000	12/09/15
	2004	01/01/06	$2.38	300,000	01/01/16
	2004	02/22/06	$3.78	376,650	02/22/16
	2004	09/10/07	$2.00	1,000,000	09/09/17
	2004	10/01/07	$3.50	1,400,000	09/30/17
	2004	02/18/08	$4.00	190,000	02/18/18
	2007	09/17/08	$2.20	1,450,000	09/17/18
	2009	06/11/10	$0.66	500,000	06/11/20
	2009	07/15/11	$0.41	500,000	07/15/21
Total Options				6,765,378

Warrants
Total Warrants	2009	02/1/09	$0.51	491,196	02/01/19

(2)    Dr. Kovari is the spouse of Dr. Carter and accordingly all shares owned by each are deemed to be beneficially owned by the other.  She owns 1,015 shares of common stock.

(3)    Mr. Equels is Executive Vice Chairman of our Board of Directors, Secretary and General Counsel who owns 937,426 shares of common stock and beneficially owns 1,091,196 shares issuable or issued upon exercise of:

		Date	Exercise	Number	Expiration
Options	Plan	Issued	Price	Of Shares	Date
	2009	06/11/10	$0.66	300,000	06/11/20
	2009	06/24/11	$0.41	300,000	06/24/21
Total Options				600,000

		Date	Exercise	Number	Expiration
Warrants	Plan	Issued	Price	Of Shares	Date
Total Warrants	2009	02/1/09	$0.51	491,196	02/01/19

(4)    Mr. Piani is a member of our Board of Directors who owns 432,812 shares of common stock and beneficially owns 324,608 shares issuable upon exercise of:
		Date	Exercise	Number	Expiration
Options	Plan	Issued	Price	Of Shares	Date
	2004	09/08/04	$2.60	54,608	09/07/14
	2004	04/26/05	$1.75	100,000	04/26/15
	2004	02/24/06	$3.86	50,000	02/24/16
	2004	09/10/07	$2.00	100,000	09/09/17
	2004	02/18/08	$4.00	20,000	02/18/18
Total Options				324,608

(5)    Dr. Mitchell is a member of our Board of Directors that owns 304,025 shares of common stock and beneficially owns 312,000 shares issuable upon exercise of:
		Date	Exercise	Number	Expiration
Options	Plan	Issued	Price	Of Shares	Date
	2004	09/08/04	$2.60	50,000	09/07/14
	2004	04/26/05	$1.75	100,000	04/26/15
	2004	02/24/06	$3.86	50,000	02/24/16
	2004	09/10/07	$2.00	100,000	09/09/17
	2004	09/17/08	$6.00	12,000	09/17/18
Total Options				312,000

(6)    Dr. Kiani is a member of our Board of Directors who owns 246,271 shares of common stock and beneficially owns 77,000 shares issuable upon exercise of:
		Date	Exercise	Number	Expiration
Options	Plan	Issued	Price	Of Shares	Date
	2004	04/26/05	$1.75	15,000	04/26/15
	2004	06/02/05	$1.63	12,000	06/30/15
	2004	02/24/06	$3.86	50,000	02/24/16
Total Options				77,000

(7)    Charles T. Bernhardt is our Chief Financial Officer and owns 177,420 shares of common stock and beneficially owns 100,000 shares issuable upon exercise of:
		Date	Exercise	Number	Expiration
Options	Plan	Issued	Price	Of Shares	Date
Total Options	2009	12/06/09	$0.55	100,000	12/06/19

(8)    Dr. Strayer is our Medical Director that has ownership of 230,932 shares of common stock and beneficially owns 180,000 shares issuable upon exercise of:
		Date	Exercise	Number	Expiration
Options	Plan	Issued	Price	Of Shares	Date
	2004	12/07/04	$1.90	10,000	12/07/14
	2004	12/09/05	$2.61	10,000	12/08/15
	2004	11/20/06	$2.20	15,000	11/20/16
	2004	01/23/07	$2.37	20,000	01/23/17
	2004	09/10/07	$2.00	50,000	09/09/17
	2004	12/06/07	$1.30	25,000	12/06/17
	2004	02/18/08	$4.00	50,000	09/18/18
Total Options				180,000

(9)    Mr. Springate is our Vice President of Operations who owns 103,521 shares of common stock and beneficially owns 148,900 shares issuable upon exercise of:
		Date	Exercise	Number	Expiration
Options	Plan	Issued	Price	Of Shares	Date
	2004	12/07/04	$4.03	10,000	01/04/12
	2004	12/07/04	$1.90	1,812	12/07/14
	2004	12/09/05	$2.61	2,088	12/08/15
	2004	11/20/06	$2.20	5,000	11/20/16
	2004	05/01/07	$1.78	20,000	09/09/17
	2004	12/06/07	$1.30	20,000	12/06/17
	2009	05/31/11	$0.55	90,000	05/01/21
Total Options				148,900

(10)  Mr. Dickey is our Senior Vice President and owns 2,500 shares of common stock and beneficially owns 150,000 shares issuable upon exercise of:
		Date	Exercise	Number	Expiration
Options	Plan	Issued	Price	Of Shares	Date
Total Options	2009	07/01/09	$2.81	150,000	07/01/19

(11)  Dr. Ralph C. Cavalli is our Vice President of Quality Control who beneficially owns 20,000 shares issuable upon exercise of:
		Date	Exercise	Number	Expiration
Options	Plan	Issued	Price	Of Shares	Date
Total Options	2009	06/11/10	$0.66	20,000	06/11/20

PROPOSALS TO STOCKHOLDERS

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Each nominee to the Board of Directors will serve until the next annual meeting of stockholders, or until his earlier resignation, removal from office, death or incapacity.

Unless otherwise specified, the enclosed proxy will be voted in favor of the election of William A. Carter, Richard C. Piani, Thomas K. Equels, William M. Mitchell and Iraj Eqhbal Kiani.  Information is furnished below with respect to all nominees.

We believe our Board Members represent a desirable diversity of background, skills, education and experiences, and they all share the personal attributes of dedication to be effective directors.   In recommending Board candidates, Corporate Governance and Nomination Committee considers a candidate’s: (1) general understanding of elements relevant to the success of a publicly traded company in the current business environment; (2) understanding of our business; and (3) diversity in educational and professional background.  The Committee also gives consideration to a candidate’s judgment, competence, dedication and anticipated participation in Board activities along with experience, geographic location and special talents or personal attributes.  The following are qualifications, experience and skills for Board members which are important to Hemispherx’s business and its future:

Leadership Experience: We seek directors who have demonstrated strong leadership qualities.  Such leaders bring diverse perspectives and broad business insight to our Company.  The relevant leadership experience that we seek includes a past or current leadership role in a large or entrepreneurial company, a senior faculty position at a prominent educational institution or a past elected or appointed senior government position.

Industry or Academic Experience: We seek directors who have relevant industry experience, both with respect to the disease areas where we are developing new therapies as well as with the economic and competitive dynamics of pharmaceutical markets, including those in which our drugs will be prescribed.

Scientific, Legal or Regulatory Experience: Given the highly technical and specialized nature of biotechnology, we desire that certain of our directors have advanced degrees, as well as drug development experience.  Since we are subject to substantial regulatory oversight, both here and abroad by the FDA and other agencies, we also desire directors who have legal or regulatory experience.

Finance Experience: We believe that our directors should possess an understanding of finance and related reporting processes, particularly given the complex budgets and long timelines associated with drug development programs.

WILLIAM A. CARTER, M.D., 73, the co-inventor of Ampligen®, joined us in 1978, and has served as: (a) our Chief Scientific Officer since May 1989; (b) the Chairman of our Board of Directors since January 1992; (c) our Chief Executive Officer since July 1993; (d) our President since April, 1995; and (e) a director since 1987.  From 1987 to 1988, Dr. Carter served as our Chairman.  Dr. Carter was a leading innovator in the development of human interferon for a variety of treatment indications including various viral diseases and cancer. Dr. Carter received the first FDA approval to initiate clinical trials on a beta interferon product manufactured in the U.S. under his supervision.  From 1985 to October 1988, Dr. Carter served as our Chief Executive Officer and Chief Scientist.  He received his M.D. degree from Duke University and underwent his post-doctoral training at the National Institutes of Health and Johns Hopkins University.  Dr. Carter also served as Professor of Neoplastic Diseases at Hahnemann Medical University, a position he held from 1980 to 1998.  Dr. Carter served as Professor and Director of Clinical Research for Hahnemann Medical University's Institute for Cancer and Blood Diseases, and as a member of the faculty at Johns Hopkins School of Medicine and the State University of New York at Buffalo.  Dr. Carter is a Board certified physician and author of more than 200 scientific articles, including the editing of various textbooks on anti-viral and immune therapy.

WILLIAM A. CARTER, M.D. - Director Qualifications:
•	Leadership Experience – Chairman and CEO of Hemispherx;
•	Industry Experience - Knowledge of new and existing technologies, particularly as they relate to anti-viral and immune therapies; and
•	Scientific, Legal or Regulatory Experience - M.D., co-inventor of Ampligen®, leading innovator in the development of interferon-based drugs and expertise in patent development.
•	Finance Experience – Extensive knowledge of financial markets and successfully completed numerous financing efforts on behalf of Hemispherx.

RICHARD C. PIANI, 84, has been a director since 1995 and our Lead director since April, 2005.  Mr. Piani has been employed as a principal delegate for Industry to the City of Science and Industry, Paris, France, a billion dollar scientific and educational complex. Mr. Piani provided consulting to us in 1993, with respect to general business strategies for our European operations and markets.  Mr. Piani served as Chairman of Industrielle du Batiment-Morin, a building materials corporation, from 1986 to 1993.  Previously Mr. Piani was a Professor of International Strategy at Paris Dauphine University from 1984 to 1993.  From 1979 to 1985, Mr. Piani served as Group Director in Charge of International and Commercial Affairs for Rhone-Poulenc and from 1973 to 1979 he was Chairman and Chief Executive Officer of Societe "La Cellophane", the French company which invented cellophane and several other worldwide products.  Mr. Piani has a Law degree from Faculte de Droit, Paris Sorbonne and a Business Administration degree from Ecole des Hautes Etudes Commerciales, Paris.

RICHARD C. PIANI - Director Qualifications:
•	Leadership Experience – Chairman of Industrielle du Batiment-Morin, Chairman and CEO of Societe "La Cellophane";
•	Industry Experience - Rhone-Poulenc (now Sanofi Aventis);
•	Scientific, Legal or Regulatory Experience – Law degree, delegate for Industry to the City of Science and Industry; and
•	Finance Experience – over 40 years of diverse international business experience.

THOMAS K. EQUELS, 59, has been a director since 2008 and presently serves as our Executive Vice Chairman, Secretary and General Counsel.  Mr. Equels is the President and Managing Director of the Equels Law Firm based in Miami Florida that focuses on litigation.  For over a quarter century, Mr. Equels has represented national and state governments as well as companies in the banking, insurance, aviation, pharmaceutical and construction industries.  Mr. Equels received his Juris Doctor degree with high honors from Florida State University.  He is a summa cum laude graduate of Troy University and also obtained his Masters' Degree from Troy.  He is a member of the Florida Bar Association and the American Bar Association.

THOMAS K. EQUELS - Director Qualifications:
•	Leadership Experience – President, Managing Director of Equels Law Firm;
•	Industry Experience –legal counsel to Hemispherx; and
•	Scientific, Legal or Regulatory Experience - Law degree with over 25 years as a practicing attorney specializing in litigation.

WILLIAM M. MITCHELL, M.D., Ph.D., 76, has been a director since July 1998.  Dr. Mitchell is a Professor of Pathology at Vanderbilt University School of Medicine and is a board certified physician.  Dr. Mitchell earned a M.D. from Vanderbilt and a Ph.D. from Johns Hopkins University, where he served as House Officer in Internal Medicine, followed by a Fellowship at its School of Medicine.  Dr. Mitchell has published over 200 papers, reviews and abstracts that relate to viruses, anti-viral drugs, immune responses to HIV infection, and other biomedical topics.  Dr. Mitchell has worked for and with many professional societies, that have included the American Society of Investigative Pathology, the International Society for Antiviral Research, the American Society of Biochemistry and Molecular Biology, the American Society of Microbiology.  Dr. Mitchell is a member of the American Medical Association.  He has served on numerous government review committees, among them the National Institutes of Health, AIDS and Related Research Review Group.  Dr. Mitchell previously served as one of our Directors from 1987 to 1989.

WILLIAM M. MITCHELL, M.D., Ph.D. - Director Qualifications:
•
Leadership Experience – Professor at Vanderbilt University School of Medicine. He is a member of the Board of Directors for Chronix Biomedical and is Chairman of its Medical Advisory Board.  Additionally, he has served on multiple governmental review committees of the National Institutes of Health, Centers for Disease Control and Prevention and for the European Union, including key roles as Chairman;

•
Academic and Industry Experience – Well published medical researcher with extensive investigative experience on virus and immunology issues relevant to the scientific business of Hemispherx along with being a Director of an entrepreneurial diagnostic company (Chronix Biomedical) that is involved in next generation DNA sequencing for medical diagnostics; and

•
Scientific, Legal or Regulatory Experience - M.D., Ph.D. and professor at a top ranked school of medicine, and inventor of record on numerous U.S. and international patents who is experienced in regulatory affairs through filings with the FDA.

IRAJ EQHBAL KIANI, N.D., Ph.D., 65, was appointed to the Board of Directors on May 1, 2002.  Dr. Kiani is a citizen of the United States and England and resides in Newport Beach, California.  Dr. Kiani served in various local government positions including the Mayor and Governor of Yasoug, Capital of Boyerahmand, Iran.  In early 1980, Dr. Kiani moved to England, where he established and managed several trading companies over a period of some 20 years. Dr. Kiani is a planning and logistic specialist who is now applying his knowledge and experience to build a worldwide immunology network, which will use our proprietary technology. Dr. Kiani received his Ph.D. degree from the University of Ferdosi in Iran, ND from American University.

IRAJ EQHBAL KIANI, N.D., Ph.D. - Director Qualifications:
•	Leadership Experience – former Mayor and Governor of Yasoug in Iran;
•	Industry Experience – Broad international network and contacts within the field of immunology;
•	Scientific, Legal or Regulatory Experience – N.D. and Ph.D. with trading company management experience;
•	Finance Experience – over 30 years of international business experience.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 1 TO BE IN THE BEST INTERESTS OF HEMISPHERx AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" ALL FIVE OF THE ABOVE-NAMED NOMINEE DIRECTORS OF HEMISPHERX.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

The Board of Directors, upon the recommendation of the Audit Committee, has appointed the firm of McGladrey & Pullen, LLP (“McGladrey”) as independent registered public accountants of Hemispherx for the fiscal year ending December 31, 2010 subject to ratification by the stockholders.  McGladrey has served as Hemispherx’s independent registered public accountant since November 2006.

           All audit and professional services are approved in advance by the Audit Committee to assure such services do not impair the auditor’s independence from us.  The total fees by McGladrey for 2010 and 2009 were $304,000 and $413,000, respectively.  The following table shows the aggregate fees for professional services rendered during the year ended December 31, 2010 and 2009.

	Amount ($)
Description of Fees	2010*	2009
Audit Fees	$270,000	$413,000
Audit-Related Fees	34,000	-0-
Tax Fees	-0-	-0-
All Other Fees	-0-	-0-

Total	$304,000	$413,000

*	Includes fees related to the restatement of our audited financial statements for the fiscal year ended December 31, 2009 and 2010 quarterly unaudited financial statements.

Audit Fees
Represents fees for professional services provided for the audit of our annual financial statements, audit of the effectiveness of internal control over financial reporting, services that are performed to comply with generally accepted auditing standards, and review of our financial statements included in our quarterly reports and services in connection with statutory and regulatory filings.

Audit-Related Fees
Represents the fees for assurance and related services that were reasonably related to the performance of the audit or review of our financial statements.

The Audit Committee has determined that McGladrey’s rendering of these audit-related services was compatible with maintaining auditor’s independence.  The Board of Directors considered McGladrey to be well qualified to serve as our independent public accountants.  The Committee also pre-approved the charges for services performed in 2010 and 2009.

The Audit Committee pre-approves all auditing services and the terms thereof (which may include providing comfort letters in connection with securities underwriting) and non-audit services (other than non-audit services prohibited under Section 10A(g) of the Exchange Act or the applicable rules of the SEC or the Public Company Accounting Oversight Board) to be provided to us by the independent auditor; provided, however, the pre-approval requirement is waived with respect to the provisions of non-audit services for us if the “de minimus” provisions of Section 10A (i)(1)(B) of the Exchange Act are satisfied.  This authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who shall present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

Representative(s) of McGladrey & Pullen, LLP will be present at the annual meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 2 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

PROPOSAL NO. 3

ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

We are asking our stockholders to provide advisory approval of the compensation of our Named Executive Officers (“NEOs”), as we have described it in the “Executive Compensation” section of this proxy statement.  While this vote is advisory, and not binding on our Company, it will provide information to our Compensation Committee regarding investor sentiment about our executive compensation philosophy, policies and practices, which the Committee will be able to consider when determining executive compensation for fiscal 2011 and beyond.  For information on our 2010 executive compensation program, please see the “Executive Compensation” section.

Objectives and Philosophy of Executive Compensation
The primary objectives of the Compensation Committee of our Board of Directors with respect to Executive compensation are to attract and retain the most talented and dedicated Executives possible, to tie annual and long-term cash and stock incentives to achievement of measurable performance objectives, and to align Executives' incentives with stockholder value creation.  To achieve these objectives, the Compensation Committee expects to implement and maintain compensation plans that tie a substantial portion of Executives' overall compensation to key strategic financial and operational goals such as the establishment and maintenance of key strategic relationships, the development of our products, the identification and advancement of additional products and the performance of our common stock price.  The Compensation Committee evaluates individual Executive performance with the goal of setting compensation at levels the Committee believes are comparable with Executives in other companies of similar size and stage of development operating in the biotechnology industry while taking into account our relative performance and our own strategic goals.

Elements of Executive Compensation
The Compensation Committee has adopted a mix among the compensation elements in order to further our compensation goals.  The elements include:
•	Base salary;
•	Variable compensation consisting of a cash bonus based upon individual and corporate performance;
•
Long-term bonus incentive programs consisting of the Goal Achievement Program and Employee Bonus Pool Program.  For the years ended 2009 and 2010, Hemispherx paid no compensation related to any long-term bonus incentive program;

•	Stock option grants with exercise prices set in excess of the fair market value at the time of grant;
•	Stock option grants to current employees to replace stock options that have expired, which replacement options having a ten year term and the same exercise price as the expired options; and
•	Future non-executive employee compensation could include Company Common Stock, either restricted or unrestricted, up to the rate of 50% of their total Base Salary.

Your vote is requested.  We believe that the information we’ve provided within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure Management’s interests are aligned with our stockholders’ interests to support long-term value creation.  Accordingly, the Board of Directors recommends that stockholders approve the program by approving the following advisory resolution:

RESOLVED, that the stockholders of Hemispherx Biopharma, Inc. approve, on an advisory basis, the compensation of the individuals identified in the Summary Compensation Table, as disclosed in the Hemispherx Biopharma, Inc. Proxy Statement pursuant to the compensation disclosure rules of the SEC (which disclosure includes the Compensation Discussion and Analysis section, the compensation tables and the accompanying footnotes and narratives within the Executive Compensation section of this proxy statement).

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 3 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL THEREOF.

PROPOSAL NO. 4

APPROVAL OF THE PROPOSAL TO AMEND OUR
CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER
OF AUTHORIZED SHARES OF COMMON STOCK BUT
RESTRICT THE PURPOSES FOR WHICH SUCH
INCREASED AUTHORIZED SHARES MAY BE UTILIZED

Our Board of Directors is proposing the approval and adoption of an amendment to our Certificate of Incorporation to increase the number of shares of Common Stock authorized for issuance but, absent further stockholder approval, significantly restrict and limit the purposes for which we are permitted to issue such additional shares.

The complete text of the proposed Amendment to the Certificate of Incorporation is attached as Appendix A to this Proxy Statement and the guidelines setting forth the limitations and restrictions on the issuance of these additional authorized shares absent further stockholder approval (“Issuance Limitations”) is set forth on the “Memorandum of Limitations and Restrictions on Stock Issuances” attached as Appendix B to this Proxy Statement.

We are seeking this increase in authorized shares because, as of August 18, 2011, we only had approximately 319,500 shares of common stock that are authorized but not issued or reserved for issuance.

At our 2009 annual meeting, we sought to increase our authorized number of shares of Common Stock to 350,000,000.  Although two proxy voting firms, Glass Lewis & Co. and ISS Governance Services, along with approximately 80% of the shares voted at that meeting were in favor of the increase, the proposal was not approved due to the low voter turnout.  Delaware corporate law requires that amendments to the Certificate of Incorporation be approved by the affirmative vote of more than 50% of the total outstanding shares.  Less than 50% of the outstanding shares were present at that meeting.

GIVEN OUR HISTORICALLY LOW VOTER TURNOUT AND THE HIGH BAR FOR PASSAGE
OF THIS RESOLUTION, YOUR VOTE IS VERY IMPORTANT.

In June 2011, our Board again adopted a resolution proposing that the Certificate of Incorporation be amended to increase the authorized number of shares of Common Stock to 350,000,000 subject to stockholder approval and the Issuance Limitations set forth in the “Memorandum of Limitations and Restrictions on Stock Issuances” discussed below.

The Board of Directors has determined that adoption of the Amendment, along with its strict limitation for the utilization of such stock, is in Hemispherx’ best interest and unanimously recommends approval by the stockholders.

No Current Plans for Issuance of Newly Authorized Shares Other than for General Corporate Purposes.

We have no current plans to issue any of the shares that would be authorized should this proposal no. 4 be approved by our stockholders for the potential purposes discussed below or for any other purposes.  While we have a significantly limited number of authorized shares that are not either issued or reserved for issuance, we believe that we have a sufficient number reserved for existing obligations under options and warrants.

We anticipate that, in the future, subject to the Issuance Limitations, we may issue newly authorized shares of Common Stock to (i) acquire additional strategic assets; (ii) facilitate an agreement with a potential partner regarding the marketing, distribution or manufacturing of our products Ampligen® or Alferon®; and/or (iii) effect strategic transactions with industry leaders that could include collaborations, acquisitions and/or mergers.

Specific Limitations and Restrictions On Usage Of Newly Authorized Shares

To address a potential concern that additional share issuances may dilute their stock holdings while providing us with additional cash without enhancing stockholder value, the Board has voted to significantly limit the utilization of the newly authorizes shares for purposes of fund raising as well as a number of other activities detailed in the attached “Memorandum of Limitations and Restrictions on Stock Issuances”.

The Board has recommended specific limitations and restrictions on the issuance of the newly authorized shares, unless such uses are first approved by stockholders.  As discussed in more detail in the attached “Memorandum of Limitations and Restrictions on Stock Issuances”, we would not issue (or reserve for issuance) any of the newly authorized shares where such issuance would not be primarily in connection with strategic transactions or other non-fundraising purpose that met certain significant criteria.  At this time, we have no anticipated near term need to raise additional capital since we had approximately $39.8 million in cash, cash equivalents and marketable securities as of June 30, 2011, and we have the ability to raise additional funds, if needed, through the sale of 31,480,000 already reserved shares pursuant to our At-The-Market equity offering program.  The newly authorized 150,000,000 shares could not be issued, without prior stockholder approval, among other things, pursuant to:

•	A Registered Direct offering;
•	A Private Investment in Public Equity (PIPE) offering;
•	An Equity Line of Credit;
•	An Underwritten Shelf Takedown;
•	A new At-the-Market (ATM) Offering program; or
•	An Underwritten Follow-On offering.

In the event that the issuance of such shares for a purpose prohibited by the above mentioned limitations are in our best interests, our Board could seek stockholder approval before we could use such shares for that purpose.  Our Board then would specify the use of proceeds for the sale of such shares, why the use of the shares for that purpose was necessary and the number of authorized shares that would be needed.  Such use of additional authorized shares would need to be approved by the affirmative vote of a majority of the shares represented and voting at a meeting for such purposes at which a quorum is present.

Benefits of Additional Authorized Shares

The Board of Directors believes that the proposed increase in authorized shares of common stock will benefit Hemispherx stockholders by providing flexibility to issue shares of common stock for general and corporate purposes, including a variety of business and financial objectives in the future without the necessity of delaying such activities for further stockholder approval, except for the limitations discussed above, as may be required in particular cases by our charter documents, applicable law or the rules of any stock exchange or national securities association trading system on which our securities may be listed or quoted.  In addition without further stockholder approval, our Board of Directors could issue blocks of shares of common stock to existing stockholders to fend off unwanted tender offers or hostile takeovers which were deemed not likely to increase stockholder value.

Detriment If Additional Shares Are Not Authorized

We believe that there are compelling reasons why Hemispherx needs additional authorized shares for these limited purposes.  Without these shares, we could face a significant impediment to our ability to undertake strategic transactions since such actions may be contingent upon our subsequent ability to secure stockholder approval to create the authorized shares.  Such a requirement would put us at a competitive disadvantage.  As a result, if the number of authorized shares is not increased, we may lose out on important corporate opportunities.

THE BOARD OF DIRECTORS DEEMS PROPOSAL NO. 4 TO BE IN THE BEST INTERESTS OF HEMISPHERX AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL.

GENERAL

Unless contrary instructions are indicated on the Proxy Statement, all shares of common stock represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted FOR the election of all Directors nominated, FOR Proposal No. 2, FOR Proposal No. 3, and FOR Proposal No. 4.

The Board of Directors knows of no business other than that set forth above to be transacted at the meeting, but if other matters requiring a vote of the stockholders arise, the persons designated as proxies will vote the shares of common stock represented by the proxies in accordance with their judgment on such matters.  If a stockholder specifies a different choice on the proxy, his or her shares of common stock will be voted in accordance with the specification so made.

Annual Report on Form 10-K

Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, including financial statements, exhibits and any amendments thereto, as filed with the SEC may be obtained without charge upon written request to:  Corporate Secretary, Hemispherx Biopharma, Inc., 1617 JFK Boulevard, Suite 660, Philadelphia, Pennsylvania 19103.  You can also get copies of our filings made with the SEC, including the Annual Report on Form 10-K for the fiscal year ended December 31, 2010, by visiting www.hemisperx.net and located under the tab entitled “Investor Relations”, which provides a link at http://investing.money.msn.com/investments/sec-filings?symbol=HEB or the SEC’s web site at www.sec.gov for a record of SEC filings.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY.  WE URGE YOU TO FILL IN, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE PREPAID ENVELOPE PROVIDED, NO MATTER HOW LARGE OR SMALL YOUR HOLDINGS MAY BE.

By Order of the Board of Directors,
Thomas K. Equels, Secretary

Philadelphia, Pennsylvania
September 16, 2011

Appendix A

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF
HEMISPHERX BIOPHARMA, INC.

Under Section 242 of the
Corporation Law of the State of Delaware

The above corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify:

FIRST:                 That the Board of Directors of the corporation, by written consent filed with the minutes of the Board, adopted the following resolutions proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

“Article 'FOURTH' of the Certificate of Incorporation, which sets forth the capitalization of the Corporation, is amended and, as amended, reads as follows:

'FOURTH.           A. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 355,000,000 of which 350,000,000 shares shall be Common Stock of the par value of $0.001 and 5,000,000 shares shall be Preferred Stock of the par value of $0.01, with such designations, rights and preferences as may be determined from time to time by the Board of Directors.'

‘B.  At such times as at least 200,000,000 shares of Common Stock are issued or reserved for issuance, any additional authorized shares of Common Stock (“Additional Authorized Shares”) may only be issued (or reserved for issuance) if not prohibited by the Corporation’s Memorandum of Limitations and Restrictions on Stock Issuances dated October [__], 2011 (the “Memorandum”).  A copy of the Memorandum is available, free of charge, upon request made to the Secretary of the Corporation.’

‘C.  Notwithstanding Paragraph “FOURTH B” above, Additional Authorized Shares can be issued (or reserved for issuance) for purposes not permitted in the Memorandum (each, a “Special Purpose”) if: (i) the Corporation’s Board of Directors specifies to stockholders the number of authorized shares that it believed will be necessary to accomplish the Special Purpose, the reason the Special Purpose is necessary and the anticipated use of proceeds therefrom, if any; and (ii) the Special Purpose is approved by the affirmative vote of the holders of at least a majority of the shares represented and voting at a meeting of stockholders for such purposes at which a quorum is present.’

SECOND:           That the aforesaid amendment was duly adopted in accordance with the applicable provisions of section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed this __th day of                    , 2011.

William A. Carter, Chief Executive Officer

1

Appendix B

MEMORANDUM OF LIMATIONS AND RESTRICTIONS ON STOCK ISSUANCES

October [__], 2011

This Memorandum (the “Memorandum”) sets forth the general limitations and restrictions (the “Issuance Limitations”) on the issuance (and reservation for issuance) of Common Stock (“Common Stock”) of Hemispherx Biopharma, Inc. (the “Company”) from the 150,000,000 shares of Common Stock newly authorized (the “New Common Stock”) as a result of the filing of the Certificate of Amendment to the Company’s Certificate of Incorporation of even date (the “Certificate of Amendment”) with the Delaware Secretary of State to increase the number of shares of Common Stock authorized for issuance from 200,000,000 shares to 350,000,000 shares.

The Company may not issue (or reserve for issuance) shares of New Common Stock without first obtaining stockholder approval pursuant to Article Fourth C of the Certificate of Amendment, where such issuance or reservation would have a primary purpose of raising funds.  Whether a purpose was primarily for fund raising purposes is to be determined by a majority of the Company’s Independent Directors.

The following transactions are, per se, within the parameters of Issuance Limitations:

•	An Underwritten Follow on offering;
•	A Registered Direct offering;
•	A Private Investment in Public Equity (PIPE) offering;
•	An Equity Line of Credit;
•	An Underwritten Shelf Takedown; or
•	An At-The-Market (ATM) Offering Program (including any amendment to the Company’s existing At-the-Market Offering program).

This list is meant to be illustrative but is not all-inclusive.

1

Hemispherx Biopharma, Inc.

VOTE BY INTERNET OR TELEPHONE
QUICK ☐☐☐EASY ☐☐☐IMMEDIATE

As a stockholder of Hemispherx Biopharma, Inc., you have the option of voting your shares electronically, through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 7:00 p.m., Eastern Standard Time, on October 12, 2011.

☐		☐		☐
Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.	OR	Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.	OR	Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL DIRECTORS AND “FOR” PROPOSALS 2, 3 AND 4.	PROXY	Please mark your votes like this	☒

1. Proposal No. 1 – Election of Directors.		FOR all Nominees listed to the left (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed to the left	2. Proposal No. 2 – Ratification of the selection of McGladrey & Pullen, LLP, as independent auditors of Hemispherx Biopharma, Inc. for the year ending December 31, 2011.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:	(01) William A. Carter (02) Richard C. Piani (03) Thomas K. Equels (04) William M. Mitchell (05) Iraj Eqhbal Kiani	☐	☐	3. Proposal No. 3 - Approval, by non-binding vote, of executive compensation.	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. Proposal No. 4 –  Amendment of Hemispherx’s Certificate of Incorporation to increase the number of authorized shares of Hemispherx common stock from 200,000,000 to 350,000,000, but limit the purposes for which such increased authorized shares may be utilized.
					FOR ☐	AGAINST ☐	ABSTAIN ☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER:

Signature	Signature	Date	, 2011
Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

▼FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

HEMISPHERX BIOPHARMA, INC.
ANNUAL MEETING OF STOCKHOLDERS
OCTOBER 13, 2011
PROXY CARD

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints William A. Carter and Thomas K. Equals and each of them, with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Stockholders to be held at the Embassy Suites Hotel, 1776 Benjamin Franklin Parkway, Philadelphia, Pennsylvania 19103, on Thursday, October 13, 2011, at 10:00 a.m. local time and at any adjournment thereof, and to vote all of the shares of common stock of Hemispherx Biopharma, Inc. the undersigned would be entitled to vote if personally present, upon the matters set forth on the reverse side.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED.   THE BOARD RECOMMENDS A VOTE “FOR” ALL DIRECTORS, “FOR” PROPOSAL NO. 2, “FOR” PROPOSAL NO. 3 AND “FOR” PROPOSAL NO. 4.  IF NO CONTRARY INSTRUCTION IS GIVEN, THE SHARES WILL BE VOTED FOR THE ELECTION OF WILLIAM A. CARTER, RICHARD C. PIANI, THOMAS K. EQUELS, WILLIAM A. MITCHELL AND IRAJ EQHBAL KIANI AS DIRECTORS,
FOR PROPOSAL NO. 2.
FOR PROPOSAL NO. 3.
FOR PROPOSAL NO. 4.
AND, IN THE DISCRETION OF THE PROXIES, ON ALL OTHER MATTERS PROPERLY BROUGHT BEFORE THE ANNUAL MEETING.

SIGN, DATE AND RETURN PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

(Continued, and to be marked, dated and signed, on the other side)